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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SYNOPSYS, INC.,

ST. ANDREWS ACQUISITION CORP.

AND

SYNPLICITY, INC.

March 20, 2008

i

	2.20	Fairness Opinion	40
	2.21	Information Supplied	41
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		41
	3.1	Organization, Standing and Power	41
	3.2	Authority; Noncontravention	41
	3.3	No Prior Sub Operations	42
	3.4	Sufficient Funds	42
	3.5	Information Supplied	42
ARTICLE IV	CONDUCT PRIOR TO THE EFFECTIVE TIME		42
	4.1	Conduct of Business of the Company and Subsidiaries	42
	4.2	Restrictions on Conduct of Business of the Company and Subsidiaries	43
ARTICLE V	ADDITIONAL AGREEMENTS		46
	5.1	Proxy Statement	46
	5.2	Meeting of Company Shareholders; Board Recommendation	47
	5.3	No Solicitation; Acquisition Proposals	48
	5.4	Access to Information	51
	5.5	Confidentiality; Public Disclosure	52
	5.6	Regulatory Approvals	52
	5.7	Reasonable Best Efforts	54
	5.8	Third Party Consents; Notices	54
	5.9	Notice of Certain Matters	54
	5.10	Company Employee Plans Other than 401(k) Plan and the Nonqualified Plan	55
	5.11	Termination of 401(k) Plan and Nonqualified Deferred Compensation Plan	55
	5.12	Assumption of Company Options and Company RSUs and Certain Other Matters	55
	5.13	Indemnification	57
	5.14	Section 16 Matters	58
	5.15	Takeover Statutes	59
	5.16	Certificates	59
	5.17	Director and Officer Resignations	59
ARTICLE VI	CONDITIONS TO THE MERGER		59
	6.1	Conditions to Obligations of Each Party to Effect the Merger	59
	6.2	Additional Conditions to Obligations of the Company	60
	6.3	Additional Conditions to the Obligations of Parent and Sub	60
ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER		62
	7.1	Termination	62

	7.2	Effect of Termination	63
	7.3	Expenses and Termination Fees	63
ARTICLE VIII	GENERAL PROVISIONS		65
	8.1	Amendment	65
	8.2	Extension; Waiver	65
	8.3	Non-Survival of Representations and Warranties	65
	8.4	Notices	65
	8.5	Interpretation	66
	8.6	Counterparts	66
	8.7	Entire Agreement; Parties in Interest	66
	8.8	Assignment	67
	8.9	Severability	67
	8.10	Remedies Cumulative; Specific Performance	67
	8.11	Governing Law	67
	8.12	Rules of Construction	68
	8.13	No Joint Venture	68
	8.14	WAIVER OF JURY TRIAL	68

EXHIBITS

Exhibit A	—	Form of Voting Agreement and Irrevocable Proxy
Exhibit B	—	Form of Agreement of Merger
SCHEDULES
Schedule 6.3(e)	—	List of Individuals to Sign Employment-Related Agreements
Schedule 6.3(f)	—	List of Individuals to Sign Non-Competition Agreements

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 20, 2008 (the "Agreement Date"), by and among Synopsys, Inc., a Delaware corporation ("Parent"), St. Andrews Acquisition Corp., a California corporation and wholly owned subsidiary of Parent ("Sub"), and Synplicity, Inc., a California corporation (the "Company").

RECITALS

        A.    The Boards of Directors of the Company, Parent and Sub have determined that it is advisable and in the best interests of the securityholders of their respective companies that Sub merge with and into the Company (the "Merger"), with the Company to survive the Merger and to become a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved and declared advisable the Merger, this Agreement and the other transactions contemplated by this Agreement.

        B.    The Company, Parent and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

        C.    Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain shareholders of the Company are entering into voting agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A (the "Voting Agreements").

        D.    Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain employees of the Company are entering into employment agreements, and related proprietary information and inventions agreements with Parent (the "Employment-Related Agreements").

        E.    Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain employee-shareholders of the Company are entering into non-competition agreements with Parent (the "Non-Competition Agreements").

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

        1.1    Certain Definitions.    As used in this Agreement, the following terms shall have the meanings indicated below.

          "1995 Cash-Out Options" shall have the meaning set forth in Section 1.9(a)(ii) hereto.

          "1995 Out-of-the-Money Options" shall have the meaning set forth in Section 1.9(a)(ii) hereto.

          "1995 Plan Options" shall have the meaning set forth in Section 1.9(a)(ii) hereto.

          "1995 Plan Option Consideration" shall have the meaning set forth in Section 1.9(a)(ii) hereto.

          "Acquisition" shall have the meaning set forth in Section 7.3(e) hereto.

          "Acquisition Proposal" shall have the meaning set forth in Section 5.3(a) hereto.

          "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

          "Agreement" shall have the meaning set forth in the introductory paragraph of this Agreement.

          "Agreement Date" shall have the meaning set forth in the introductory paragraph of this Agreement.

          "Agreement of Merger" is defined in Section 1.2 hereto.

          "Antitrust Laws" shall have the meaning set forth in Section 5.6(a) hereto.

          "Business Day" shall mean a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in San Francisco, California.

          "CERCLA" shall have the meaning set forth in Section 2.11(b)(iii) hereto.

          "Certificates" shall have the meaning set forth in Section 1.10(c) hereto.

          "CGCL" shall mean the California General Corporation Law of the State of California, as amended.

          "Change of Recommendation" shall have the meaning set forth in Section 5.3(d) hereto.

          "Closing" shall have the meaning set forth in Section 1.3 hereto.

          "Closing Date" shall have the meaning set forth in Section 1.3 hereto.

          "COBRA" shall have the meaning set forth in Section 2.13(c) hereto.

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

          "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

          "Company Authorizations" shall have the meaning set forth in Section 2.8(b) hereto.

          "Company Balance Sheet" shall have the meaning set forth in Section 2.4(b) hereto.

          "Company Balance Sheet Date" shall have the meaning set forth in Section 2.4(b) hereto.

          "Company Board" shall mean the Board of Directors of the Company.

          "Company Business" shall mean the business of the Company and its Subsidiaries as described in the Company's Form 10-K for the year ended December 31, 2007.

          "Company Common Stock" shall mean the common stock, no par value, of the Company.

          "Company Disclosure Letter" shall have the meaning set forth in the introductory paragraph to Article II.

          "Company Employee Plans" shall have the meaning set forth in Section 2.13(a) hereto.

          "Company ESPP" shall mean the Company's 2000 Employee Stock Purchase Plan.

          "Company Insiders" shall have the meaning set forth in Section 5.14 hereto.

          "Company Intellectual Property" shall have the meaning set forth in Section 2.10(a)(v) hereto.

          "Company Intellectual Property Agreements" shall have the meaning set forth in Section 2.10(a)(vii) hereto.

          "Company Options" shall mean options to purchase shares of Company Common Stock.

          "Company Option Plans" shall mean all stock option plans, programs, agreements or arrangements of the Company, collectively, including the Company's 1995 Stock Option Plan, 2000

  Stock Option Plan, 2000 Director Option Plan and any other non-plan option grant, agreement or arrangement with respect to the Company Common Stock, in each case as amended.

          "Company-Owned Intellectual Property" shall have the meaning set forth in Section 2.10(a)(iv) hereto.

          "Company Preferred Stock" shall mean the preferred stock, no par value, of the Company.

          "Company Products" shall have the meaning set forth in section 2.10(a)(ix) hereto.

          "Company Registered Intellectual Property" shall have the meaning set forth in Section 2.10(a)(vi) hereto.

          "Company Representatives" shall have the meaning set forth in Section 5.3(a) hereto.

          "Company RSUs" shall mean the restricted stock units of the Company issued under the Company Option Plans, whereby each restricted stock unit represents a bookkeeping entry representing the equivalent of one share of Company Common Stock.

          "Company SEC Reports" shall have the meaning set forth in Section 2.4(a) hereto.

          "Company Shareholder Approval" shall have the meaning set forth in Section 2.3(a) hereto.

          "Company Shareholders Meeting" shall have the meaning set forth in Section 2.3(a) hereto.

          "Company Source Code" shall have the meaning set forth in Section 2.10(a)(x) hereto.

          "Company Voting Debt" shall have the meaning set forth in Section 2.2(c) hereto.

          "Confidentiality Agreement" shall have the meaning set forth in Section 5.5(a) hereto.

          "Confidential Information" shall have the meaning set forth in Section 2.10(s) hereto.

          "Continuing Employees" shall have the meaning set forth in Section 5.12(f).

          "Contract" shall mean any written or oral legally binding contract, agreement, instrument, commitment, or obligation or undertaking, including without limitation, any lease, sublease, subcontract, indenture, mortgage, note, option, warranty, guarantee, purchase order, license, sublicense, insurance policy, and benefit plan, as of the Agreement Date or as may hereafter be in effect.

          "Debt" shall mean the outstanding amount of (i) indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for the purchase of any property, (iii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture, letter of credit or other debt instrument or debt security, (iv) amounts owing under any capitalized or synthetic leases, and (v) guarantees of the Company and/or its Subsidiaries with respect to any indebtedness or obligation of a type described in clauses (i) through (iv) above of any Person.

          "Designated Date" shall have the meaning set forth in Section 5.12(e) hereto.

          "Director Options" shall have the meaning set forth in Section 1.9(a)(iii) hereto.

          "Director Option Consideration" shall have the meaning set forth in Section 1.9(a)(iii) hereto.

          "Dissenting Shareholder" means any shareholder of the Company who has duly demanded the Company to purchase such shareholder's shares of Company Common Stock in accordance with the provisions of Chapter 13 of the CGCL in connection with the Merger.

          "Dissenting Shares" shall mean any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters' rights shall have been perfected in accordance with the CGCL in connection with the Merger.

          "Divestiture" shall have the meaning set forth in Section 5.6(d) hereto.

          "Effective Time" shall have the meaning set forth in Section 1.4 hereto.

          "Encumbrance" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, or restriction in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset), other than Permitted Encumbrances.

          "Engagement Letter" shall have the meaning set forth in Section 2.16 hereto.

          "Environmental and Safety Laws" shall have the meaning set forth in Section 2.11(a)(i) hereto.

          "ERISA" shall have the meaning set forth in Section 2.13(a) hereto.

          "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

          "Existing D&O Policy" shall have the meaning set forth in Section 5.13(c) hereto.

          "Extended End Date" shall have the meaning set forth in Section 7.1(b) hereto.

          "Facilities" shall have the meaning set forth in Section 2.11(a)(v) hereto.

          "Fairness Opinion" shall have the meaning set forth in Section 2.20 hereto.

          "Financial Statements" shall have the meaning set forth in Section 2.4(b) hereto.

          "Foreign Plan" shall have the meaning set forth in Section 2.13(k) hereto.

          "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis.

          "Government Contract" shall have the meaning set forth in Section 2.18(a)(xv) hereto.

          "Governmental Entity" shall mean any supranational, national, state, municipal, local or foreign government, any court, tribunal, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange, or any Tax authority.

          "Group" shall have the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations promulgated thereunder and related case law.

          "Hazardous Materials" shall have the meaning set forth in Section 2.11(a)(ii) hereto.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnified Parties" shall have the meaning set forth in Section 5.13(a) hereto.

          "Intellectual Property" shall have the meaning set forth in Section 2.10(a)(i) hereto.

          "Intellectual Property Rights" shall have the meaning set forth in Section 2.10(a)(ii) hereto.

          "Initial End Date" shall have the meaning set forth in Section 7.1(b) hereto.

          "Judgment" shall mean any judgment, ruling, writ, decree, award, charge, injunction or order.

          "knowledge" means, with respect to any Person that is an entity, the knowledge of such Person's executive officers with respect to any fact, circumstance, event or other matter in question after reasonable inquiry of the senior employees of such entity who have administrative or operational responsibility for the matter in question.

          "Leased Real Property" shall have the meaning set forth in Section 2.9(b) hereto.

          "Legal Requirements" shall mean with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Judgments applicable to such Person or its Subsidiaries, their business or any of their respective assets or properties.

          "Liabilities" shall mean all liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Legal Requirement or Judgment and those arising under any Contract.

          "made available" shall mean that such documents or information referenced shall have been contained in the Company's DataSite electronic data room to which Parent and its counsel had access no later than 10:00 p.m. on the date that is one day prior to the Agreement Date (the "Inclusion Date") (except with respect to documents required to be "made available" at a later time by the terms of this Agreement or that Parent or its counsel requested be added to the electronic data room after the Inclusion Date).

          "Material Adverse Effect" with respect to any entity means any change, event, circumstance, condition or effect (each, an "Effect") that, individually or in the aggregate, and regardless of whether or not such Effect constitutes a breach of the representations, warranties, covenants or agreements made by such entity in this Agreement, is, or would reasonably be expected to, be materially adverse to the condition (financial or otherwise), assets (including intangible assets), business, or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such Effect results from: (A) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to companies operating in the same industry in which such entity operates), (B) the announcement of this Agreement or the pendency of the transactions contemplated hereby (including loss of customers, suppliers and employees), (C) changes in applicable Legal Requirements or GAAP, (D) changes in the trading volume or trading prices of such entity's capital stock in and of themselves (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes), or (E) any failure to meet analysts estimates or expectations as to revenue, earnings or other financial performance (provided that such exclusion shall not apply to any underlying Effect that may have caused such failure).

          "Material Contract" shall have the meaning set forth in Section 2.18(a) hereto.

          "Maximum Premium" shall have the meaning set forth in Section 5.13(c) hereto.

          "Merger" shall have the meaning set forth in Recital A hereto.

          "Nasdaq" shall means the Nasdaq Stock Market.

          "Non-Competition Agreements" shall have the meaning set forth in Recital E hereto.

          "Non-Plan Options" shall have the meaning set forth in Section 1.9(a)(iv) hereto.

          "Non-Plan Option Consideration" shall have the meaning set forth in Section 1.9(a)(iv) hereto.

          "Nonqualified Plan" shall have the meaning set forth in Section 5.11 hereto.

          "Open Source Materials" shall have the meaning set forth in Section 2.10(a)(xi) hereto.

          "Option Exchange Ratio" shall mean the quotient obtained by dividing the Per-Share Cash Amount by the Parent Stock Price.

          "Parent" shall have the meaning set forth in the introductory paragraph of this Agreement.

          "Parent Common Stock" shall mean the common stock, par value $0.01 per share, of Parent.

          "Parent Stock Price" shall mean the average of the closing sale prices for a share of Parent Common Stock as quoted on the NASDAQ Global Market for the ten consecutive trading days ending with the third trading day that precedes the Closing Date.

          "Paying Agent" shall have the meaning set forth in Section 1.10(a) hereto.

          "Permitted Encumbrances" shall mean (a) statutory liens for Taxes that are not yet due and payable; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances on the landlord's or owner's interest in real property not caused by the Company or any of its Subsidiaries; (f) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Leased Real Property which are not violated by the current use and operation thereof and (g) Encumbrances that do not materially impair the use or operation of the assets subject thereto.

          "Per-Share Cash Amount" shall mean $8.00 per share of Company Common Stock.

          "Person" shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

          "Proceeding" shall mean any action, suit, proceeding, hearing, filed complaint, filed claim, written demand, mediation, arbitration, litigation or investigation.

          "Property" shall have the meaning set forth in Section 2.11(a)(iv) hereto.

          "Proprietary Property" shall have the meaning set forth in Section 2.10(a)(iii) hereto.

          "Proxy Statement" shall have the meaning set forth in Section 2.21 hereto.

          "Regulation S-K" shall have the meaning set forth in Section 2.4(b) hereto.

          "Release" shall have the meaning set forth in Section 2.11(a)(iii) hereto.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "Section 16 Information" shall have the meaning set forth in Section 5.14 hereto.

          "Section 5.3(d) Notice" shall have the meaning set forth in Section 5.3(d)(iv) hereto.

          "Securities Act" shall mean the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

          "SOXA" shall have the meaning set forth in Section 2.4(d) hereto.

          "Subsidiary" shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or

  (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person's board of directors or other governing body.

          "Superior Offer" shall have the meaning set forth in Section 5.3(c) hereto.

          "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a "Tax Authority"), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

          "Tax Return" shall mean any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

          "Termination Fee" shall have the meaning set forth in Section 7.3(b) hereto.

          "Third Party Intellectual Property" shall have the meaning set forth in Section 2.10(a)(viii) hereto.

          "Triggering Event" shall have the meaning set forth in Section 7.1 hereto.

          "Voting Agreements" shall have the meaning set forth in Recital C hereto.

          "WARN Act" shall have the meaning set forth in Section 2.13(u) hereto.

        Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

        1.2    The Merger.    At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Agreement of Merger (together with an officer's certificate of each constituent corporation) in substantially the form attached hereto as Exhibit B (the "Agreement of Merger"), and the applicable provisions of the CGCL, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        1.3    Closing.    The closing of the transactions contemplated hereby (the "Closing") shall take place at a time and date to be specified by the parties which will be no later than the third Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (excluding conditions that by their nature are only satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) or at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the "Closing Date."

        1.4    Effective Time.    At the Closing, after the satisfaction or waiver in writing of each of the conditions set forth in Article VI, Sub and the Company shall cause the Agreement of Merger to be filed with the Secretary of State of the State of California, in accordance with the relevant provisions of the CGCL (the time of acceptance by the Secretary of State of the State of California of such filing or such later time as may be agreed to by Parent and the Company prior to the Closing and specified in the Agreement of Merger being referred to herein as the "Effective Time").

        1.5    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger, and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of the Company and Sub shall cease and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of each of the Company and Sub and shall be subject to all the Debts and Liabilities of each in the same manner as if the Surviving Corporation had itself incurred them.

        1.6    Articles of Incorporation; Bylaws.

          (a)   At the Effective Time, the Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the CGCL and such Articles of Incorporation; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation will be amended as of the Effective Time to read: "The name of the corporation is Synplicity, Inc."

          (b)   At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the CGCL, the Articles of Incorporation of the Surviving Corporation, and such Bylaws.

        1.7    Directors and Officers.    At the Effective Time, the directors and officers of Sub, as constituted immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

        1.8    Effect on Common Stock.

          (a)   On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of Company Common Stock:

              (i)  At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares canceled pursuant to Section 1.8(b)) shall be converted into the right to receive an amount of cash equal to the Per-Share Cash Amount, without interest. As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per-Share Cash Amount, without interest, upon surrender of Certificates in accordance with Section 1.10. The amount of cash each such holder is entitled to receive for the shares of Company Common Stock held by such holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such holder.

             (ii)  At the Effective Time, each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Parent, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation's capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

          (b)    Cancellation of Company Common Stock Owned by the Company and Parent.    At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time, and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

          (c)    Adjustments.    In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock or Parent Common Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like changes.

          (d)    Dissenters' Rights.    Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into or represent the right to receive the Per-Share Cash Amount provided for in Section 1.8(a), but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the applicable provisions of the CGCL. At the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and extinguished. Notwithstanding Section 1.8(a), in the event any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to require the Company to so purchase the Dissenting Shares, the Dissenting Shares held by such Dissenting Shareholder shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Per-Share Cash Amount as provided in Section 1.8(a), without any interest thereon. The Company shall give Parent (i) prompt notice of any demands delivered pursuant to the CGCL, withdrawals of such demands, and any other instruments served pursuant to the CGCL and received by the Company relating to a shareholder's demand that the Company purchase shares of Company Common Stock, and (ii) the right to direct all Proceedings with respect to such demands under the CGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

        1.9    Effect on Company Options; and Company RSUs.

          (a)    Company Options

              (i)  Except as described below in Sections 1.9(a)(ii), (iii) and (iv), on the terms and subject to the conditions set forth in this Agreement, at the Effective Time, each Company Option, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be assumed and converted by Parent or treated otherwise in accordance with Section 5.12.

             (ii)  Each Company Option granted under the Company 1995 Stock Option Plan that is unexpired, unexercised and outstanding immediately prior to the Effective Time and that has an exercise price per share that is less than the Per-Share Cash Amount (the "1995 Cash-Out Options") shall, by virtue of the Merger and without the need for any further action on the part of Parent, Sub, the Company or the holder thereof, be cancelled and converted into and represent the right to receive an amount in cash, without interest, with respect to each share of Company Common Stock subject thereto, equal to the excess, if any, of the Per-Share Cash Amount over the per share exercise price of such 1995 Cash-Out Option (the "1995 Plan

    Option Consideration"). The payment of the 1995 Plan Option Consideration shall be subject to withholdings for all applicable Taxes. The amount of cash each holder of 1995 Cash-Out Options is entitled to receive for the 1995 Cash-Out Options held by such holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all 1995 Cash-Out Options held by such holder. As soon as practicable following the Closing, Parent shall pay, or shall cause the Paying Agent to pay each holder of 1995 Cash-Out Options the cash (less any applicable Taxes required to be deducted and withheld) required to be paid to such holder pursuant to this Section 1.9(a)(ii). Each Company Option granted under the 1995 Stock Option Plan that is unexpired, unexercised and outstanding immediately prior to the Effective Time and has an exercise price per share that is greater than the Per-Share Cash Amount (the "1995 Out-of-the-Money Options" and together with the 1995 Cash-Out Options, the "1995 Plan Options") shall, by virtue of the Merger and without the need for any further action on the part of Parent, Sub, the Company or the holder thereof, be cancelled and extinguished.

            (iii)  No Company Option granted under the Company's 2000 Director Option Plan (the "Director Options") shall be assumed by Parent and each such Director Option that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of Parent, Sub, the Company or the holder thereof, other than the Company delivering notices required pursuant to the 2000 Director Option Plan and the holder thereof acknowledging such treatment, be cancelled and converted into and represent the right to receive an amount in cash, without interest, with respect to each share of Company Common Stock subject thereto, equal to the excess, if any, of the Per-Share Cash Amount over the per share exercise price of such Director Option (the "Director Option Consideration"). The payment of the Director Option Consideration shall be subject to withholdings for all applicable Taxes. The amount of cash each holder of Director Options is entitled to receive for the Director Options held by such holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Director Options held by such holder. As soon as practicable following the Closing, Parent shall pay, or shall cause the Paying Agent to pay each holder of Director Options the cash (less any applicable Taxes required to be deducted and withheld) required to be paid to such holder pursuant to this Section 1.9(a)(iii).

            (iv)  No Company Option granted outside the Company's 1995 Stock Option Plan, 2000 Stock Option Plan and 2000 Director Option Plan (the "Non-Plan Options") shall be assumed by Parent and each such Non-Plan Option that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of Parent, Sub, the Company or the holder thereof, be cancelled and converted into and represent the right to receive an amount in cash, without interest, with respect to each share of Company Common Stock subject thereto, equal to the excess, if any, of the Per-Share Cash Amount over the per share exercise price of such Non-Plan Option (the "Non-Plan Option Consideration"). The payment of the Non-Plan Option Consideration shall be subject to withholdings for all applicable Taxes. The amount of cash each holder of Non-Plan Options is entitled to receive for the Non-Plan Options held by such holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Non-Plan Options held by such holder. As soon as practicable following the Closing, Parent shall pay, or shall cause the Paying Agent to pay each holder of Non-Plan Options the cash (less any applicable Taxes required to be deducted and withheld) required to be paid to such holder pursuant to this Section 1.9(a)(iv).

          (b)    Company RSUs.    At the Effective Time, each Company RSU, whether vested or unvested, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed and converted by Parent or treated otherwise in accordance with Section 5.12.

        1.10    Surrender of Certificates.

          (a)    Paying Agent.    On or prior to the Closing Date, Parent shall appoint U.S. Bank N.A. or such other agent or agents as may be agreed by the parties and appointed by Parent (the "Paying Agent") to act as paying agent under this Agreement in connection with the Merger for the purpose of distributing the cash payable pursuant to Section 1.8(a) (other than shares subject to Section 1.9(a)) upon surrender of the Certificates in accordance with this Section 1.10.

          (b)    Parent to Deposit Cash.    As soon as reasonably practicable after the Effective Time (and in event within three (3) Business Days thereof), Parent, or a direct or indirect Subsidiary of Parent, shall make available to the Paying Agent for exchange in accordance with this Article I, through the procedures described below, the cash payable pursuant to Section 1.8(a).

          (c)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time (and in any event within three (3) Business Days thereof), Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates evidencing the Company Common Stock that were outstanding immediately prior to the Effective Time (collectively, the "Certificates"), (i) a letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall contain such other provisions as Parent may reasonably specify), and (ii) instructions for use of such letter of transmittal in effecting surrender of Certificates in exchange for the cash payable pursuant to Section 1.8(a). Upon surrender of a Certificate to the Paying Agent (or receipt of an "agent's message" by the Paying Agent (or any other evidence of transfer that the Paying Agent may reasonably request) in the case of the transfer of Company Common Stock held in book-entry form) together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, each holder of such Certificate shall be entitled to receive in exchange therefor a check for the cash amount that such holder has the right to receive pursuant to Section 1.8(a) in respect of such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive cash pursuant to Section 1.8(a).

          (d)    No Interest.    No interest will be paid or accrued on any cash payable pursuant to Section 1.8(a), 1.8(d) or 1.9.

          (e)    Transfers of Ownership.    If any cash amount payable pursuant to Section 1.8(a) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

          (f)    No Liability.    Notwithstanding anything to the contrary in this Section 1.10, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

          (g)    Unclaimed Cash.    Any portion of funds held by the Paying Agent which have not been delivered to any holders of Certificates pursuant to this Article I within twelve months after the Effective Time shall promptly be paid to Parent, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.10(c) shall look only to Parent (subject to abandoned property, escheat and similar Legal Requirements) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to Section 1.8(a). Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the date on which the merger consideration contemplated by Section 1.8(a) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

        1.11    No Further Ownership Rights in Company Common Stock.    All cash paid or payable following the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Agreement shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article I.

        1.12    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue and pay in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.8(a) in respect of such Certificate; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent and/or any of their respective representatives or agents with respect to such Certificate.

        1.13    Withholding Rights.    The Surviving Corporation shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, shares deliverable upon exercise of Company Options assumed by Parent pursuant to this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Common Stock or any Certificates, such amounts as the Surviving Corporation, Parent or the Paying Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code, any provision of state, local, provincial or foreign Tax law, or pursuant to other applicable Judgments. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

        1.14    Tax Consequences.    Parent makes no representations or warranties to the Company or to any holder of Company Common Stock, Company RSUs or Company Options regarding the Tax treatment of the Merger, or any Tax consequences to the Company or any such holder of this Agreement, the Merger, or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and such holders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

        1.15    Taking of Necessary Action; Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to the exceptions or disclosures set forth in the disclosure letter of the Company delivered to Parent and Sub concurrently with the parties' execution of this Agreement (the "Company Disclosure Letter") (each of which exceptions or disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and to the extent such exception or disclosure (a) is explicitly cross-referenced in such Section or Subsection or (b) the relevance of such exception or disclosure to other representations and warranties is readily apparent from the actual text of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company to Parent and Sub), the Company represents and warrants to Parent and Sub as follows:

        2.1    Organization, Standing and Power; Subsidiaries.

          (a)   Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (to the extent that such concept is applicable) under the laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the corporate power to own its properties and to conduct the Company Business and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent a true, correct and complete copy of the Certificate or Articles of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of the Company and its Subsidiaries, in each case as amended to date. None of the Company or any of its Subsidiaries is in violation of any of the provisions of its Certificate or Articles of Incorporation or Bylaws or equivalent organizational documents.

          (b)   Schedule 2.1 to the Company Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries of the Company. All of the issued and outstanding shares of capital stock of each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable, are owned by the Company free and clear of all Encumbrances, and are not subject to any preemptive right or right of first refusal created by statute, the Certificate or Articles of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, "put" or "call" rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any of the Company's Subsidiaries, or otherwise obligating the Company or any of its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Other than the Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.

          (c)   The Company has made available to Parent or its counsel true, correct and complete in all material respects, copies of the minute books containing records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and shareholders of the Company and its Subsidiaries since 2000 (excluding such proceedings related to the potential sale of the Company), the charters of all committees of the Company Board, all codes of conduct, whistleblower policies, disclosure committee policy or similar policies adopted by the Company Board. The minute books of the Company and its Subsidiaries made available to Parent contain accurate summaries of all meetings of directors and shareholders or actions by written consent of the Company and the respective Subsidiaries through the January 30, 2008.

        2.2    Capital Structure.

          (a)   The authorized capital stock of the Company consists solely of 100,000,000 shares of Company Common Stock, and 10,000,000 shares of Company Preferred Stock. As of the Agreement Date, (i) 26,471,528 shares of Company Common Stock are issued and outstanding and (ii) no shares of Company Preferred Stock are issued and outstanding. The Company has not designated, authorized, or issued any other shares of capital stock. No shares of Company Common Stock are owned or held by any of the Company's Subsidiaries. There are no other issued and outstanding shares of capital stock or voting securities of the Company and no outstanding commitments to issue any shares of capital stock or voting securities of the Company, other than (A) pursuant to the Company RSUs outstanding as of the Agreement Date and exercise of Company Options outstanding as of the Agreement Date, in each case granted under the Company Option Plans and (B) pursuant to the Company ESPP. All issued and outstanding shares of Company Common Stock have been duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive right, right of participation, right of maintenance, right of first refusal, right of rescission or any similar right. All issued and outstanding shares of Company Common Stock and all outstanding Company Options and Company RSUs were issued, and all repurchases of Company securities were made, in material compliance with all applicable Legal Requirements, including federal and state securities laws and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company or any of its Subsidiaries. The Company is not under any obligation to register under the Securities Act any of the presently outstanding securities of the Company or any of its Subsidiaries now outstanding or that may be subsequently issued. There are no outstanding shares of Company Common Stock that immediately prior to the Effective Time will be restricted, not fully vested or subject to outstanding rights held by the Company to repurchase such shares or similar restrictions in the Company's favor with respect to such shares.

          (b)   As of the Agreement Date, the Company has reserved (i) 18,920,246 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which (A) 6,416,814 shares are subject to outstanding and unexercised Company Options, (B) 103,750 shares are subject to outstanding Company RSUs and (C) 4,389,912 shares remain available for issuance under the Company Option Plans and (ii) 2,864,261 shares of Company Common Stock for issuance to employees pursuant to the Company ESPP, of which 758,768 shares remain available for issuance thereunder. There are no outstanding Company Options or Company RSUs granted by the Company other than pursuant to the Company's 1995 Stock Option Plan, 2000 Stock Option Plan or 2000 Director Option Plan. The terms of each of the Company Option Plans and the applicable stock option or stock unit agreements permit the assumption by Parent of all outstanding Company Options and Company RSUs, as provided in the Agreement, without the consent or approval of the holders of such securities, the Company's shareholders, or otherwise. True, correct and complete copies of each of the Company Option Plans and the standard form of all agreements and instruments relating to or issued under each Company Option Plan and all agreements and instruments relating to or issued under the Company Option Plans or Company Options or Company RSUs that differ in any material respect from such standard form agreements have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented since being made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those made available to Parent.

          (c)   No bonds, debentures, notes or other Debt of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company (collectively, "Company Voting Debt"), is issued or outstanding as of the Agreement Date.

          (d)   Except for (i) the Company Options, (ii) the Company RSUs and (iii) shares under the Company ESPP, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to grant, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any capital stock of the Company, any options or warrants to purchase capital stock of the Company, or any Company Voting Debt. Except as expressly provided for in this Agreement, there are no Contracts relating to the voting of any outstanding shares of Company Common Stock to which the Company is a party.

        2.3    Authority; Noncontravention.

          (a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the Company Shareholder Approval, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution, and delivery thereof by each of the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board, has (i) approved this Agreement and approved the Merger, (ii) determined that this Agreement and the terms and conditions of the Merger and this Agreement are fair to, advisable and in the best interests of the Company and its shareholders, and (iii) directed that the approval of this Agreement be submitted to the Company shareholders for consideration and recommended that all of the Company shareholders approve this Agreement. The affirmative vote of the holders of a majority of all the shares of Company Common Stock issued and outstanding on the record date set for the meeting of the Company's shareholders to approve this Agreement (such approval, the "Company Shareholder Approval," and such shareholders' meeting, the "Company Shareholders Meeting") is the only vote of the holders of capital stock of the Company necessary to approve this Agreement and approve the Merger under applicable Legal Requirements, the rules of Nasdaq and the Company's Articles of Incorporation and Bylaws.

          (b)   The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any material Encumbrance on any of the material properties or assets of the Company or any of its Subsidiaries, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate or Articles of Incorporation or Bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries, in each case as amended to date, (B) subject to obtaining the Company Shareholder Approval and compliance with the requirements set forth in Section 2.3(c), any Legal Requirement applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (C) any Material Contract, other than, in the case of clauses (B) and (C) above, such conflicts, violations, defaults, Encumbrances, terminations, cancellations, accelerations, losses, consents, approvals or waivers as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger, as provided in Section 1.4 and appropriate documents with the relevant authorities of other states or foreign jurisdictions in which the Company is qualified to do business, (ii) such filings as may be required under the HSR Act and any applicable foreign Antitrust Law and the expiration or early termination of applicable waiting periods under the HSR Act and such Antitrust Laws (iii) any filings required to be made with Nasdaq, (iv) the filing of the Proxy Statement with the SEC and such reports and filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws, and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings that if not made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        2.4    SEC Filings; Company Financial Statements; Option Grant Practices.

          (a)   The Company has filed all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be filed by the Company with the SEC since January 1, 2005, and all such forms, statements, schedules, reports and documents in the form filed with the SEC are available on the SEC's EDGAR website. All such required forms, statements, schedules, reports and documents (including those that Company may file subsequent to the Agreement Date) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the Agreement Date by a subsequently filed Company SEC Report. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Financial Statements"), including each Company SEC Report filed after the Agreement Date until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company's and its Subsidiaries' operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end and quarter-end adjustments. The balance sheet of the Company as of December 31, 2007 (the "Company Balance Sheet Date") contained in the Company SEC Reports is hereinafter referred to as the "Company Balance Sheet." Except as set forth on the Company Balance Sheet, none of the Company or any of its Subsidiaries has any Liabilities which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, except for: (i) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practices which individually or in the aggregate, are not material in amount and do not result from any breach of Contract, tort or violation of any Legal Requirement, (ii) those set forth or adequately provided for in the Company Balance Sheet, (iii) the fees and expenses of investment bankers, attorneys and accountants incurred in connection with this Agreement and the transactions contemplated hereby and (iv) Liabilities under Contracts disclosed to Parent by the Company prior to the date hereof or under any Contracts entered into by the Company or any of its Subsidiaries subsequent to the Agreement Date in the ordinary course of business. None of the Company or any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including without limitation any Contract relating to any transaction or relationship between or among the Company and any of the Company's Subsidiaries, on the one hand, and any unconsolidated Affiliate on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act ("Regulation S-K")), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiaries' published financial statements or other Company SEC Reports. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Financial Statements and the Company Balance Sheet are consistent with such books and records.

          (c)   The Company has heretofore made available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as well as any comment letters or similar correspondence received by the Company from the SEC for the Company's three (3) prior fiscal years and its current fiscal year, and any responses thereto by the Company that are not available on the SEC's EDGAR website. The SEC has not provided comments to the Company in connection with any Company SEC Report that remain outstanding or unresolved and are material. As of the Agreement Date, to the Company's knowledge, none of the Company SEC Reports is the subject of any ongoing review by the SEC. No Proceeding by the SEC with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.

          (d)   The Company has established and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) and such controls are effective for the purpose for which they are established. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated thereunder ("SOXA") with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate as of the date hereof. As of December 31, 2007, the Company had not identified any "significant deficiencies" or "material weaknesses" (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company's internal controls and procedures which could adversely affect the Company's ability to record, process, summarize and report financial data. To the Company's knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

          (e)   The Company is in compliance in all material respects with SOXA.

          (f)    Since January 1, 2005, (i) none of the Company or any of its Subsidiaries or, to the Company's knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has, as of the Agreement Date, received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or any material inaccuracy in the Financial Statements and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any such Subsidiary, has reported to the Company Board or any committee thereof or to any director or officer of Company evidence of fraud or a violation of securities laws or other Legal Requirements, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents, acting in the course of performance of their duties on behalf of the Company, that would, or would reasonably likely to, result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

          (g)   The Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on the Nasdaq Global Market, including all applicable corporate governance rules and regulations in all material respects.

        2.5    Absence of Certain Changes.    Since the Company Balance Sheet Date to and including the Agreement Date, each of the Company and its Subsidiaries has conducted the Company Business only in the ordinary course consistent with past practice and:

          (a)   there has not occurred a Material Adverse Effect on the Company,

          (b)   there has not occurred any amendment or change to the Company's Articles of Incorporation or Bylaws,

          (c)   none of the Company or any of its Subsidiaries has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any material Company IP Right or other material asset of the Company or any of its Subsidiaries (other than the sale or nonexclusive license of products in the ordinary course of business consistent with past practices),

          (d)   there has not occurred any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any of its Subsidiaries or any revaluation by the Company of any of its or any of its Subsidiaries' assets, except as required by concurrent changes in GAAP,

          (e)   there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, other than repurchases of stock in accordance with the Company Option Plans in connection with the termination of employees or other service providers,

          (f)    there has not occurred any increase in or modification of the compensation or benefits payable or to become payable, or grants of any bonus or commission rights or opportunities, by the Company or any of its Subsidiaries to any of its directors, officers, employees or consultants (other than periodic increases in the base salaries of employees who are not executive officers of the Company in connection with the Company's customary employee review process and grants of bonus and commission rights or opportunities, in each case in the ordinary course of business and consistent with past practices) or any new loans or extension of existing loans to any such Persons, and none of the Company or any of its Subsidiaries has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons,

          (g)   there has not occurred the execution or material amendment of any employment agreements or consulting Contracts (other than employment offer letters for newly-hired employees and consulting Contracts, in each case in the ordinary course of business and that are immediately terminable by the Company without cost or Liability) or the extension of the term of any existing employment agreement or consulting Contract with any Person in the employ or service of the Company or any of its Subsidiaries,

          (h)   there has not occurred any material change with respect to the management, supervisory or other key personnel of the Company, any termination of employment of any such employees or a material number of employees, or any material labor dispute or claim of unfair labor practices involving the Company or any of its Subsidiaries,

          (i)    none of the Company or any of its Subsidiaries has incurred, created or assumed any material Encumbrance, any material Liability for Debt or any material Liability as guaranty or surety with respect to the obligations of others,

          (j)    none of the Company or any of its Subsidiaries has paid or discharged any Encumbrance or material Liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice,

          (k)   none of the Company or any of its Subsidiaries has incurred any Liability to its directors or officers (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice),

          (l)    none of the Company or any of its Subsidiaries has made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers or made any accommodation or other concession made other than in the ordinary course of business, consistent with past practice,

          (m)  there has been no damage, destruction or loss, whether or not covered by insurance (except where insurance proceeds fully covering such damage, destruction or loss have been received), affecting the material assets or material properties of the Company or any of its Subsidiaries (normal wear and tear excluded),

          (n)   none of the Company or any of its Subsidiaries has commenced or settled any material litigation,

          (o)   there has not occurred any acceleration or release of any vesting condition to the right to exercise any Company Option or other right to purchase or otherwise acquire any shares of Company Common Stock,

          (p)   any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practices,

          (q)   entry into any Contract that would be required to be disclosed as an off-balance sheet arrangement under GAAP, and

          (r)   there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (q).

        2.6    Litigation.    There is no material Proceeding involving any Governmental Entity or any other Person pending against the Company or any of its Subsidiaries or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). To the knowledge of the Company, no such Proceeding is threatened. There is no Judgment against the Company or any of its Subsidiaries, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries) that is material to the Company. None of the Company or any of its Subsidiaries has any material Proceeding pending against any other Person. There are no pending internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any other Person at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues.

        2.7    Restrictions on Business Activities.    There is no Contract or Judgment binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any (i) current business practice of the Company or any of its Subsidiaries, or (ii) the conduct of business by the Company or any of its Subsidiaries as currently conducted.

        2.8    Compliance with Laws; Governmental Permits.

          (a)   Each of the Company and its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of its business and any of its assets or properties, except to the extent that such failure to so comply or be in material compliance would not reasonably be expected to result in Liability that is material to the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries, or any director, officer, Affiliate or employee thereof, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of unlawfully influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to unlawfully use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be unlawfully given or offered to a governmental official or employee or political party or candidate thereof.

          (b)   Each of the Company and its Subsidiaries has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its material assets or properties, or (ii) that is required for the operation in all material respects of the Company's or any of its Subsidiaries' business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the "Company Authorizations"), and all of the Company Authorizations are in full force and effect. The Company has made available to Parent true, correct and complete copies of each Company Authorization. The Company and the Subsidiaries are in compliance in all material respects with the terms of the Company Authorizations. None of the Company or any of its Subsidiaries has received any written notice from any Governmental Entity regarding (i) any actual or alleged violation of any Company Authorization or any failure to comply with any material term or requirement of any Company Authorization, or (ii) any actual or alleged revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. None of the Company or any of its Subsidiaries is subject to any Judgment that materially and adversely affects of its business or the ownership or use of its assets or properties.

        2.9    Title to Property and Assets.

          (a)   Each of the Company and its Subsidiaries has good and valid title to all of their respective material properties and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to material leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.

          (b)   None of the Company or any of its Subsidiaries owns any real property or any interest in real property. Schedule 2.9(b) to the Company Disclosure Letter is a complete and correct list of all material real property and interests in such material real property leased or subleased by the Company or any of its Subsidiaries (each such property or interest, a "Leased Real Property"). With respect to Leased Real Property, none of the Company or any of its Subsidiaries has (x) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, or (y) collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein. The Company has heretofore made available to Parent true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.

          (c)   The personal property and equipment of each of the Company and its Subsidiaries that are used in the operations of their respective businesses are (i) reasonably suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) regularly and properly maintained, (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, and (v) free from any material defects. All properties used in the operations of the Company or any of its Subsidiaries are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.

          (d)   To the knowledge of the Company, the Company and its Subsidiaries are not in violation of any zoning, building or safety ordinance, regulation or requirement applicable to the operation of any Leased Real Property, except for such violations that would not reasonably be expected to result in Liability that is material to the Company and its Subsidiaries, taken as a whole, nor has the Company or any of its Subsidiaries received any notice of violation of any such ordinance, regulation or requirement with which it has not complied. The Company and its Subsidiaries have adequate rights of ingress and egress into any material real property used in the operation of their respective businesses.

        2.10    Intellectual Property.

          (a)   As used in this Agreement, the following terms shall have the meanings indicated below:

              (i)  "Intellectual Property" means Intellectual Property Rights and Proprietary Property.

             (ii)  "Intellectual Property Rights" means any and all worldwide industrial and intellectual property rights, including any and all worldwide common law, statutory and other rights arising out of or associated with any of the following: (i) patents, utility models, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures, (ii) trade secrets, and equivalent or similar rights in confidential or proprietary information or know how, (iii) industrial designs, trade names, logos, trade dress, trademarks and service marks, and any and all goodwill associated with and symbolized by the foregoing items, (iv) Internet domain name registrations, Internet and World Wide Web URLs or addresses, (v) copyrights and all other rights corresponding thereto, (vi) mask works and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, (vii) moral and economic rights of authors and inventors, rights of publicity or personality or similar right, (viii) any similar, corresponding or equivalent rights to any of the foregoing, anywhere in the world, and (ix) any registrations, applications, certificates, grants or provisional rights for any of the foregoing (as applicable).

            (iii)  "Proprietary Property" means any and all of the following: (i) works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, (ii) documentation, annotations, comments, designs, files, records, (iii) schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, (iv) data, data structures, databases, data compilations and collections, (v) inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, (vi) proprietary and confidential ideas and information, know-how and information maintained as trade secrets, (vii) tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, (viii) customer lists and supplier lists, and (ix) any and all instantiations or embodiments of the foregoing.

            (iv)  "Company-Owned Intellectual Property" means any and all Intellectual Property that are owned or are purportedly owned by the Company or any of its Subsidiaries; or for which the Company has made or received any registration, application, or certificate. Company-Owned Intellectual Property includes all Company Registered Intellectual Property.

             (v)  "Company Intellectual Property" means any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that are licensed to the Company or any of its Subsidiaries.

            (vi)  "Company Registered Intellectual Property" means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

           (vii)  "Company Intellectual Property Agreements" means any Contract governing any Company Intellectual Property to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound.

          (viii)  "Third Party Intellectual Property" means any and all Intellectual Property owned by a third party.

            (ix)  "Company Products" means all services, products or systems produced, marketed, licensed, sold, distributed or performed by the Company or any of its Subsidiaries and, if any, all services, products or systems currently under development by the Company or any of its Subsidiaries as described in the Company's Form 10-K for the year ended December 31, 2007. Schedule 2.10(a)(ix) of the Company Disclosure Letter lists all Company Products by name and version number.

             (x)  "Company Source Code" means, collectively, any software source code, any material portion or aspect thereof, or any material proprietary information or algorithm contained in any software of any Company-Owned Intellectual Property or Company Products.

            (xi)  "Open Source Materials" means all software or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

          (b)   To the Company's knowledge, the Company and its Subsidiaries own or have the valid right or license to all Intellectual Property used in or necessary to the conduct of the Company Business. The Company Intellectual Property is sufficient for the Company Business. This Section 2.10(b) is not a representation or warranty regarding non-infringement of patents.

          (c)   None of the Company or any of its Subsidiaries has transferred ownership of or agreed to transfer ownership of any Intellectual Property Rights that is or was material Company-Owned Intellectual Property, to any third party. None of the Company or any of its Subsidiaries has permitted the Company's rights in any Intellectual Property that is or was material Company-Owned Intellectual Property to enter the public domain or, with respect to any Intellectual Property that is or was Company Registered Intellectual Property, to lapse (other than through the expiration of Company Registered Intellectual Property at the end of its maximum statutory term).

          (d)   The Company and its Subsidiaries own and have good and exclusive title to each item of material Company-Owned Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). Immediately prior to the Closing, all Company-Owned Intellectual Property will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party, and the consummation of the transactions contemplated by this Agreement will not prohibit Company-Owned Intellectual Property from being fully transferable, alienable or licensable by the surviving corporation without restriction and without payment of any kind to any third party.

          (e)   (i) Neither this Agreement, the transactions contemplated by this Agreement, nor the assignment to Parent and/or the Surviving Corporation by operation of law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (A) Parent or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to Parent or any of its Affiliates, (B) Parent or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (C) Parent or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

             (ii)  Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement shall, in accordance with their terms: (A) constitute a material breach of or default under any material Company Intellectual Property Agreement; (B) cause the forfeiture, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any material Company Intellectual Property Agreement, or give any non Company party to any material Company Intellectual Property Agreement the right to do any of the foregoing; or (C) materially impair the right of the Company or the surviving corporation or any Company subsidiary to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and/or dispose of any Company Intellectual Property

    Right or portion thereof (except where such impairments, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole). There are no royalties, honoraria, fees or other payments (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company Intellectual Property Rights that are incorporated into, integrated or bundled with any of the Company Products or Services by the Company or any of its Subsidiaries that shall become payable by the Company as a result of the consummation of the transactions contemplated by this Agreement.

          (f)    Schedule 2.10(f) to the Company Disclosure Letter lists: (i) all Company Registered Intellectual Property including the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; (ii) all actions that are required to be taken by the Company or its Subsidiaries within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property; and (iii) any proceedings or actions before any court or tribunal anywhere in the world related to any of the Company Registered Intellectual Property.

          (g)   Each item of Company Registered Intellectual Property is subsisting (or in the case of applications, applied for) and, to the Company's knowledge, valid. All documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting and recording the Company's and its Subsidiaries' ownership interests therein.

          (h)   With respect to the Company Intellectual Property Agreements:

              (i)  To the Company's knowledge, there are no disputes regarding the scope of any material Company Intellectual Property Agreements, or performance under any material Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder;

             (ii)  No Company Intellectual Property Agreement requires the Company or any of its Subsidiaries to include any Third Party Intellectual Property in any Company Product or obtain any Person's approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product (excluding any approvals required from a standards body in order to certify that a Company Product complies with the corresponding standard);

            (iii)  None of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any material Company-Owned Intellectual Property;

            (iv)  None of the Company Intellectual Property Agreements grants any third party the right to sublicense any material Company-Owned Intellectual Property;

             (v)  To the Company's knowledge, neither the operation of the Company Business nor the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Company Product violates (or will violate) any material Company Intellectual Property Agreement.

          (i)    Schedule 2.10(i) to the Company Disclosure Letter lists all Contracts to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries acquired or is authorized to use any Third Party Intellectual Property that is redistributed by the Company or any of its Subsidiaries with the Company Products (other than "shrink wrap" and similar generally available commercial end-user licenses to software involving payment of less than $100,000 per annum).

          (j)    Other than Taxes, there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned Intellectual Property by the Company or any of its Subsidiaries.

          (k)   To the knowledge of the Company, there is no unauthorized use of any Company-Owned Intellectual Property, unauthorized disclosure of Company material confidential information or infringement or misappropriation of any Company-Owned Intellectual Property by any third party. None of the Company or any of its Subsidiaries has brought any Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

          (l)    None of the Company or any of its Subsidiaries has been sued in any Proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves an allegation or claim of infringement or misappropriation of any Intellectual Property Right of a third party or which contests the validity, ownership or right of the Company or any of its Subsidiaries to exercise any Intellectual Property Rights. None of the Company or any of its Subsidiaries has received any written communication that involves an offer to license or grant any other similar rights or immunities under any Intellectual Property Right of a third party.

          (m)  To the knowledge of the Company, the Company and its Subsidiaries are not infringing, misappropriating or violating and have not infringed, misappropriated or violated the Intellectual Property Rights of any third party. In addition, the operation of the Company Business does not constitute unfair competition or unfair trade practices under applicable Legal Requirements. To the Company's knowledge, there is no legitimate basis for a claim for any of the foregoing.

          (n)   No Company-Owned Intellectual Property or Company Products is subject to any Proceeding, outstanding order or stipulation that is binding on the Company or any Subsidiary restricting in any manner the use, transfer, or licensing by the Company or any of its Subsidiaries, or which would reasonably be expected to affect the validity, use or enforceability of any such Company-Owned Intellectual Property.

          (o)   None of the Company or any of its Subsidiaries has received any opinion of counsel that any Company Product or the operation of the Company Business does not infringe or misappropriate any Intellectual Property Rights of a third party; or that any Intellectual Property Rights of a third party are invalid or unenforceable.

          (p)   Each of the Company and its Subsidiaries has secured from all consultants, employees and independent contractors (the "Authors") who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any material Company-Owned Intellectual Property that is incorporated in Company Products or that is necessary for the conduct of the Company Business, valid written assignments of the rights of such Authors in such contribution that the Company or any of its Subsidiaries does not already own by operation of law and such Author has not retained any rights or licenses with respect thereto (other than moral rights of the Authors which have been waived to the extent possible and any statutory rights of reversion under the United States Copyright Act held by the Authors that are not, at law, assignable by the Authors). Without limiting the foregoing, each of the Company and its Subsidiaries enforces a policy of obtaining proprietary information and invention disclosure and assignment agreements from all current and former Authors.

          (q)   To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries: (i) is in material violation of any term or covenant of any Contract relating to employment, patent disclosure, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, the Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

          (r)   To the knowledge of the Company, the employment of any employee of the Company or any of its Subsidiaries or the use by the Company or any of its Subsidiaries of the services of any consultant or independent contractor does not subject the Company or any of its Subsidiaries to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any of its Subsidiaries, whether such Liability is based on contractual or other legal obligations to such third party.

          (s)   The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information of the Company ("Confidential Information"). Without limiting the foregoing, the Company and its Subsidiaries have implemented a policy requiring all employees and consultants of the Company and its Subsidiaries having access to Confidential Information of any of their respective customers or business partners to execute and deliver to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company's and its Subsidiaries' customers and business partners, to the extent required by such customers and business partners).

          (t)    None of the Company or any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), imposes any copyleft obligations on any Company-Owned Intellectual Property. As used above, "copyleft obligations" are obligations or considerations that require that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge.

          (u)   All products sold, licensed, leased or delivered by the Company or any of its Subsidiaries to customers and all services provided by or through the Company or any of its Subsidiaries to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to all applicable contractual commitments including service level commitments (other than Liability for failure to meet service level commitments that does not exceed the reserves therefor reflected on the Company Balance Sheet) and express and implied warranties (to the extent not disclaimed by express exclusions thereof). None of the Company or any of its Subsidiaries has any material Liability (and, to the knowledge of the Company and any of its Subsidiaries, there is no legitimate basis for any present or future Proceeding against the Company or any of its Subsidiaries giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

          (v)   No (i) government funding, or (ii) facilities or resources of a university, college, other educational institution or research center was used in the development of the Company-Owned Intellectual Property. To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

          (w)  None of the Company or any of its Subsidiaries or any other Person then acting on their behalf (i) has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than to individual consultants or employees having a reasonable need to know for the development or support of Company Products and who are subject to binding confidentiality agreements with the Company or any of its Subsidiaries), or (ii) has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any Person.

          (x)   None of the Company or any of its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property.

          (y)   Each of the Company and its Subsidiaries has complied with all applicable Legal Requirements, their respective privacy policies, and any contractual obligations relating to the use, collection, storage, disclosure, processing and transfer of any personally identifiable information collected or obtained by the Company or any of its Subsidiaries or by third parties having authorized access to the records of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received a complaint regarding the Company's use, collection, storage, disclosure, processing and transfer of personally identifiable information.

        2.11    Environmental Matters.

          (a)   As used in this Agreement, the following terms shall have the meanings indicated below:

              (i)  "Environmental and Safety Laws" shall mean any federal, state, local or foreign laws, ordinances, codes, regulations, rules, and orders issued, promulgated or entered into by any Governmental Entity that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define Hazardous Materials, or which are intended to assure the safety of employees, workers or other persons, including the public with respect to any exposure to Hazardous Materials.

             (ii)  "Hazardous Materials" shall mean any substance, chemical, material, waste, pollutant, contaminant, infectious or radioactive substance and any other substance that is currently regulated under any Environmental and Safety Laws or that is otherwise a danger to health, reproduction or the environment.

            (iii)  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

            (iv)  "Property" shall mean all real property leased or owned by the Company or any of its Subsidiaries either currently or in the past.

             (v)  "Facilities" shall mean all buildings and improvements on the Property.

          (b)   Except as would not reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (i) none of the Company or any of its Subsidiaries has received any written notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws, (ii) no notices or administrative Proceedings are pending or threatened against the Company or any of its Subsidiaries or any Property relating to an actual or alleged violation of any Environmental and Safety Laws, (iii) none of the Company or any of its Subsidiaries is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date, (iv) there are not now and have not been while the Company or any of its Subsidiaries have owned, operated, occupied or leased any Property, or to the knowledge of the Company at any other time, any Release of any Hazardous Material in, on, under, or affecting any of the Facilities or any Property, (v) all Hazardous Materials and wastes have been disposed of by the Company and its Subsidiaries in accordance with Environmental and Safety Laws, (vi) none of the Company or any of its Subsidiaries is subject to any indemnity obligation or other Contract with any Person relating to Liabilities under Environmental and Safety Laws, (vii) there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Proceeding or Liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental and Safety Laws; (viii) there are not now and have not been while the Company or any of its Subsidiaries have owned, operated, occupied or leased any Property, or to the knowledge of the Company at any other time, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells, (ix) the Facilities, and the Company's and each of its Subsidiaries' uses and activities therein, have at all times complied in all material respects with all Environmental and Safety Laws, and (x) each of the Company and its Subsidiaries has all the permits and licenses required to be issued under federal, state, local or foreign laws regarding Environmental and Safety Laws necessary for the conduct of its or their businesses as currently conducted and are in material compliance with the terms and conditions of those permits and licenses.

        2.12    Taxes.

          (a)   Each of the Company and its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member, have properly completed and timely filed all material Tax Returns required to be filed by them and have timely paid all material Taxes whether or not shown on any Tax Return. All Tax Returns were complete and accurate in all material respects and have been prepared in compliance with all applicable Legal Requirements. The Company has made available to Parent correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2003.

          (b)   The Company Balance Sheet reflects all material Liability for unpaid Taxes of the Company and/or any of its Subsidiaries for periods (or portions of periods) through the Company Balance Sheet Date. None of the Company or any of its Subsidiaries has any material Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date. Since the Company Balance Sheet Date, there has not been any material change in the amount of any uncertain tax positions, as defined by FASB Interpretation No. 48 ("FIN 48") or any material change in the amount of uncertain tax positions that the Company reasonably expects to change within the next twelve months.

          (c)   There is (i) no claim for Taxes being asserted against the Company or any of its Subsidiaries that has resulted in an Encumbrance against the property of the Company or any of its Subsidiaries other than Permitted Encumbrances, and no Tax Authority has notified the Company or any of its Subsidiaries in writing of its intent to make such a claim, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any of its Subsidiaries being conducted by a Tax Authority, and no Tax Authority has notified the Company or any of its Subsidiaries of its intent to commence such an audit, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any of its Subsidiaries currently in effect, and (iv) no agreement to any extension of time for filing any income or other material Tax Return which has not been filed.

          (d)   None of the Company or any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any of its Subsidiaries have any Liability or potential Liability to another party under any such agreement.

          (e)   Each of the Company and its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Legal Requirements.

          (f)    None of the Company or any of its Subsidiaries has consummated, has participated in, or is currently participating in any transaction which is a listed transaction, a "reportable transaction" or was or is a "Tax shelter" transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

          (g)   None of the Company or any of its Subsidiaries has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation.

          (h)   None of the Company or any of its Subsidiaries has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Legal Requirements) as a transferee or successor, by Contract or otherwise.

          (i)    The Company for itself and for its Subsidiaries has disclosed in Schedule 2.12(i) to the Company Disclosure Letter the amount of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations.

          (j)    None of the Company or any of its Subsidiaries will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) "closing agreement" described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Legal Requirements); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Legal Requirements); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or accrued on or prior to the Closing Date.

          (k)   None of the Company or any of its Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

          (l)    None of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of either the Company or any of its Subsidiaries is limited by Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Legal Requirements) for any period ending with or prior to the Closing Date.

          (m)  Each of the Company and its Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts are normally provided.

          (n)   The Company for itself and for its Subsidiaries has made available to Parent all Contracts and documentation relating to any Tax holidays or incentives, Tax rulings, advanced pricing agreements, closing agreements or other binding written Contracts entered into with any Tax Authority. The Company and its Subsidiaries are in compliance with the requirements for all such Contracts.

          (o)   The Company has made available to Parent all contemporaneous documentation prepared for Section 6662 of the Code (or similar provision under foreign Legal Requirements) supporting the transfer pricing with any of the Company's foreign Subsidiaries.

          (p)   None of the Company or any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (q)   Each of the Company and its Subsidiaries has complied (and until the Effective Time will comply) in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirements), have, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all material amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all material withholding Tax Returns, for all periods through and including the Effective Time.

          (r)   No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          (s)   Each of the Company's and Subsidiaries' "nonqualified deferred compensation plans" within the meaning of Section 409A of the Code (and associated United States Treasury Department guidance) comply with or are exempt from Section 409A of the Code (and associated United States Treasury Department guidance); specifically each such "nonqualified deferred compensation plan" that is subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code (and associated Treasury Department guidance), and no such "nonqualified deferred compensation plan" that is not subject to Section 409A of the Code has been materially modified within the meaning of Section 409A of the Code (and associated Treasury Department guidance) (or if it has been materially modified, has been operated in compliance with Section 409A of the Code and associated United States Treasury Department guidance).

          (t)    The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and neither the Company nor Parent has incurred or will incur any Liability to withhold any income Taxes or additional Taxes under Section 409A of the Code (or equivalent state provisions) upon the vesting of any Company Options, or to pay such Taxes on behalf of the Company's employees.

        2.13    Employee Benefit Plans and Employee Matters.

          (a)   Schedule 2.13(a) to the Company Disclosure Letter lists, with respect to the Company, any of its Subsidiaries and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), tuition assistance plans, programs or policies, life insurance or accident insurance plans, programs or arrangements (including any Company Employee Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA that includes a self-insured arrangement, and any stop-loss policies or Contracts issued in connection with such arrangement), (iv) all bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs or arrangements, (v) fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, (vi) any employment or service agreements (except for offer letters providing for at-will employment which do not provide for severance, acceleration or post-termination benefits) compensation agreements, change in control agreements or severance agreements, written or otherwise, currently in effect for the benefit of, or relating to, any present or former director, officer, employee, or consultant (provided that, for former directors, officers, employees and consultants, such agreements need only be listed if unsatisfied obligations of the Company or any ERISA Affiliate of greater than $10,000 remain thereunder), and (v) any other written or oral arrangement for the benefit of any employee under which the Company or any ERISA Affiliate has or may have material Liability (all of the foregoing described in clauses (i) through (v), collectively, the "Company Employee Plans"). Neither the Company nor any ERISA Affiliate has, since January 1, 2003, extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any officer or director of the Company.

          (b)   Prior to the Agreement Date, the Company has made available to Parent a correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other documents, and any material employee communications relating thereto) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, made available to Parent correct and complete copies of the Form 5500 reports filed for the last three plan years. With respect to any Company Employee Plan intended to be qualified under Section 401(a) of the Code, the Company or the ERISA Affiliate, as applicable, has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has timely applied (or has time remaining in which to timely apply) to the Internal Revenue Service for such a determination letter or such Company Employee Plan has been established under a prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has also made available to Parent a correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. The Company has also made available to Parent all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (c)   None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or other applicable Legal Requirements. There has been no "prohibited transactions" (within the meaning of Section 406 of ERISA and Section 4975 of the Code for which an exemption does not apply) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each of its Subsidiaries and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or violation by any other party to, any of the Company Employee Plans. None of the Company or any of its Subsidiaries or ERISA Affiliates is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company, any of its Subsidiaries or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company and its Subsidiaries after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, its Subsidiaries and ERISA Affiliates have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and none of the Company or any of its Subsidiaries or ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Surviving Corporation and/or any Subsidiary.

          (d)   With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No Proceeding has been brought, or to the knowledge of the Company, is threatened, against the Company, any of its Subsidiaries or any ERISA Affiliate or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any of its Subsidiaries or ERISA Affiliate to which the Company and/or any of its Subsidiaries and/or any ERISA Affiliate is a party that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirements) or characterized as a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Legal Requirements).

          (e)   With respect to each Company Employee Plan, each of the Company and each ERISA Affiliate has complied, to the extent applicable and in all material respects, with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women's Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder.

          (f)    There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any of its Subsidiaries or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

          (g)   None of the Company or any of its Subsidiaries or current of former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (h)   None of the Company or any of its Subsidiaries or current or former ERISA Affiliates currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any plan, program or policy that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA that includes a self-insured arrangement, or any stop-loss policy or Contract issued in connection with such an arrangement.

          (i)    The actuarial present values of all (i) accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement), and (ii) all Liabilities associated with post-employment welfare benefits (including any retiree health benefits and life insurance) of employees and former employees of the Company, its ERISA Affiliates and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.

          (j)    None of the Company or any of its Subsidiaries or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as such term is defined in Section 3(37) of ERISA or any "multiple employer plan" as such term is defined in Section 413(c) of the Code.

          (k)   Each Company Employee Plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a "Foreign Plan") is listed in Schedule 2.13(k) to the Company Disclosure Letter. As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, and such Foreign Plan has been administered in all material respects in accordance with its terms and applicable Legal Requirements, (ii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company, each of its Subsidiaries, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any available determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction, (iv) to the knowledge of the Company and its ERISA Affiliates, there are no pending Proceedings by any Governmental Entity involving such Foreign Plan, and no pending Proceedings (except for claims for benefits payable in the normal operation of such Foreign Plan), against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (v) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such Foreign Plan, and (vi) no condition exists that would prevent the Company or any of its ERISA Affiliates from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan (other than normal and reasonable expenses typically incurred in a termination event).

          (l)    Schedule 2.13(l) to the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any of its Subsidiaries and/or any ERISA Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), together with an estimate of the amount of any "parachute payment" (within the meaning of Section 280G of the Code) associated with such individual. There is no Contract to which the Company, any of its Subsidiaries or any ERISA Affiliate is a party to or by which it is bound to compensate or "gross-up" any individual for excise taxes paid pursuant to Section 4999 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

          (m)  Schedule 2.13(m) to the Company Disclosure Letter lists, as of the Agreement Date, each employee of the Company or any of its Subsidiaries who is not fully available to perform work because of disability or other leave and also lists, with respect to each such employee, the basis of such disability or leave and the anticipated date of return to full service.

          (n)   None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any ERISA Affiliate, (iii) result in the acceleration of the time of payment or vesting of any such benefits (including Company Options), except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any ERISA Affiliate to any Person.

          (o)   Each of the Company and its Subsidiaries is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment (including training on sexual harassment avoidance under applicable Legal Requirements), terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including the proper classification of employees as exempt and non-exempt under applicable Legal Requirements), hours and occupational safety and health and employment practices, employment of non-citizens (including the Immigration Reform and Control Act), and laws protecting employees' personally identifiable information including credit identity and medical information. Each of the Company and its Subsidiaries has withheld all amounts required by Legal Requirements or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation or any Taxes, penalties or other sums for failure to comply with any of the foregoing. Each of the Company and its Subsidiaries has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants. None of the Company or any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company and/or any of its Subsidiaries under any workers' compensation plan or policy or for long term disability, except for normal claims benefits. None of the Company or any of its Subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except to maintain COBRA coverage for qualified beneficiaries and for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to result in a Proceeding before any Governmental Entity.

          (p)   None of the Company or any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) pursuant to applicable Legal Requirements or for which the Company has established a reserve for such amount on the Company Balance Sheet, and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(p) to the Company Disclosure Letter. None of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any of its Subsidiaries. The Company has no knowledge of any activities or Proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries, nor to the knowledge of the Company, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened.

          (q)   To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. No employee of the Company or any of its Subsidiaries set forth on Schedule 6.3(e) or any employee of the Company or any of its Subsidiaries with a title of vice-president or higher has given notice to the Company or any of its Subsidiaries, nor does the Company otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or any of its

  Subsidiaries. The employment of each of the employees of the Company and its Subsidiaries in the United States is "at will" and the Company and its Subsidiaries do not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. As of the Agreement Date, none of the Company or any of its Subsidiaries has, and to the Company's knowledge no other Person has, (i) entered into any Contract that obligates or purports to obligate Parent to make an offer of employment to any present or former employee or consultant of the Company or any of its Subsidiaries, and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or any of its Subsidiaries of any terms or conditions of employment with Parent following the Effective Time.

          (r)   Each of the Company and its Subsidiaries has made available to Parent a true, correct and complete list of the names of all current officers, directors, and employees of the Company and each of its Subsidiaries showing each such person's name, position, annual base salary for the current fiscal year, target bonus for the current fiscal year, status as exempt/non-exempt, location of employment and date of hire. Each of the Company and its Subsidiaries has made available to Parent the following additional information for each of its current international employees: city/country of employment; citizenship; date of hire; and manager's name and work location.

          (s)   Each of the Company and its Subsidiaries has made available to Parent a true, correct and complete list of all of its current consultants and independent contractors and for each the initial date of the engagement and whether either party has provided written notice to terminate any such engagement.

          (t)    Each of the Company and its Subsidiaries has made available to Parent true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and forms of agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or any of its Subsidiaries (and a true, correct and complete list of employees, consultants and/or others not subject thereto); all management organization chart(s); all agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company or any of its Subsidiaries; summary of the Company's standard severance policy; summary of outstanding Liability for termination payments and benefits to current and former directors, officers, employees and consultants of the Company or any of its Subsidiaries; and a schedule of bonus commitments made to employees of the Company or any of its Subsidiaries.

          (u)   Each of the Company and its Subsidiaries is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended ("WARN Act"), or any similar state or local Legal Requirements. In the past two years (i) the Company has not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the business of the Company or any of its Subsidiaries, and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Legal Requirements. The Company has not caused any of its employees to suffer an "employment loss" (as defined in the WARN Act) during the 90-day period prior to the Agreement Date.

        2.14    Interested Party Transactions.    Except as disclosed in the Company's definitive proxy statements included in the Company SEC Reports, no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

        2.15    Insurance.    Schedule 2.15(a) to the Company Disclosure Letter lists all policies of insurance and bonds of the Company and its Subsidiaries that are currently in effect, true, correct and complete copies of which have been made available to Parent. Schedule 2.15(b) identifies each material insurance claim made by the Company or any of its Subsidiaries since January 1, 2005. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and each of the Company and its Subsidiaries is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and none of the Company or any of its Subsidiaries has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        2.16    Brokers' and Advisors' Fees.    Except for fees payable to Deutsche Bank Securities Inc. as set forth in engagement letter between the Company and Deutsche Bank Securities Inc. dated January 7, 2008 (the "Engagement Letter"), a redacted copy of which has been provided by the Company to Parent, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any Liability, either directly or indirectly, to any such investment banker, broker or similar party as a result of this Agreement, the Merger or any act or omission of the Company. An itemized good faith estimate of the fees and expenses of any investment banker (assuming a Per-Share Cash Amount of $8.00), broker or similar party retained by the Company in connection with this Agreement or the transactions contemplated hereby is set forth on Schedule 2.16 to the Company Disclosure Letter.

        2.17    Customers and Suppliers.

          (a)   None of the Company or any of its Subsidiaries has any outstanding material dispute concerning its services and/or products with any customer who, in the fiscal year ended December 31, 2007 was one of the 20 largest sources of revenue for the Company, based on amounts paid or payable during such periods (each, a "Significant Customer"). Each Significant Customer is listed on Schedule 2.17(a) to the Company Disclosure Letter. As of the Agreement Date, none of the Company or any of its Subsidiaries has received any written notice from any Significant Customer that such customer will not continue as a customer of the Company (or Parent) after the Closing or that any such customer intends to terminate or materially adversely modify existing Contracts with the Company (or Parent).

          (b)   None of the Company or any of its Subsidiaries has any outstanding material dispute concerning goods and/or services provided by any supplier who, in the fiscal year ended December 31, 2007 was one of the 10 largest suppliers of goods and/or services to the Company, based on amounts paid or payable during such periods (each, a "Significant Supplier"). Each Significant Supplier is listed on Schedule 2.17(b) to the Company Disclosure Letter. As of the Agreement Date, none of the Company or any of its Subsidiaries has received any written notice of termination or interruption of any existing Contracts with any Significant Supplier.

        2.18    Material Contracts.

          (a)   Schedule 2.18(a) to the Company Disclosure Letter identifies each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound as of the Agreement Date (each, a "Material Contract"):

              (i)  any Contract with a Significant Customer (for Significant Customers which order by purchase order, Schedule 2.18(a) need only identify the governing terms and conditions

    (e.g., Company's form of shrinkwrap end user license, as applicable) and need not identify every purchase order placed by the Significant Customer);

             (ii)  any trust indenture, mortgage, promissory note, loan agreement, credit agreement or other Contract for the borrowing of money, any line of credit, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

            (iii)  any Contract for capital expenditures in excess of $100,000 in the aggregate;

            (iv)  any Contract (A) limiting the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, (B) granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights and/or terms to any Person, (C) otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any Company Products, to purchase or otherwise obtain any components, materials, supplies, equipment, parts, subassemblies, software, Intellectual Property or services, (D) limiting the right of the Company to solicit suppliers or customers, or (E) restricting the right of the Company or any of its Subsidiaries to use or enforce any material Company-Owned Intellectual Property (other than non-disclosure agreements and Contracts for the provision of Company Products entered into by the Company or any of its Subsidiaries in the ordinary course of business).

             (v)  any Contract pursuant to which the Company or any of its Subsidiaries has purchased any real property, or any Contract pursuant to which the Company or any of its Subsidiaries is a lessor or lessee of any real property involving payment in excess of $100,000 per annum or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving payment in excess of $100,000 per annum;

            (vi)  other than the Company Employee Plans set forth in Schedule 2.13(a) of the Company Disclosure Letter, any Contract, excluding any Contract that provides for salary of less than $150,000, (i) in which the Company or any of its Subsidiaries' officers, directors or 10% stockholders or, to the knowledge of the Company, any member of their immediate families is directly or indirectly interested (whether as a party or otherwise) or (ii) with any Person with whom the Company or any of its Subsidiaries does not deal at arm's length;

           (vii)  any Contract to license or authorize any third party to manufacture or reproduce any Company Products or Company-Owned Intellectual Property, other than non-exclusive, object code licenses to the Company Products granted in Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

          (viii)  all licenses, sublicenses and other Contracts pursuant to which the Company or any of its Subsidiaries: (A) acquired or is granted any rights to Third Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any of its Subsidiaries with any of the Company Products or (B) is granted the right to market, resell or distribute any products, technology or services of any Person;

            (ix)  any Contract providing for the development of any product, system, software, content, technology, or Intellectual Property, independently or jointly, (A) by or (B) for the Company or any of its Subsidiaries; both (A) and (B) pursuant to which the Company or any such Subsidiary did not retain ownership of all Intellectual Property developed by or for the Company or any such Subsidiary;

             (x)  (A) any joint venture Contract, or (B) other than agreements to resell the Company Products entered into in the ordinary course of business, any strategic alliance or partnership

    Contract or other agreement that involves, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves a payment of royalties to any other Person in excess of $100,000 per annum for use of Third Party Intellectual Property;

            (xi)  other than under supply, license, service, customer or reseller agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, any (A) any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or Debt of any other Person or (B) agreement of indemnification or warranty by the Company or any of its Subsidiaries;

           (xii)  (A) any Contract for the employment of any director, officer, employee or consultant of the Company that is not immediately terminable by the Company without material cost or Liability, including any Contract requiring it to make a material payment to any director, officer, employee or consultant on account of the Merger or the transactions contemplated by this Agreement or (B) any Contract with any director, officer, employee or consultant that is entered into in connection with this Agreement (it being understood that for purposes of this subsection (xiv), "material" will mean any financial obligation in excess of $50,000);

          (xiii)  any Contract or plan (including any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Common Stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the Company Option Plans and the Company Options disclosed in Section 2.2(b);

          (xiv)  any Contract pursuant to which it has acquired or sold a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase or sale of stock, purchase or sale of assets, exclusive license or otherwise since January 1, 2005, or any Contract pursuant to which it has any material ownership interest in any other Person (other than the Subsidiaries);

           (xv)  other than non-exclusive object code licenses or supply agreements for Company Products in the ordinary course, any Contract with any Governmental Entity (a "Government Contract");

          (xvi)  any settlement or litigation "standstill" agreement, or any tolling agreement;

         (xvii)  any Contract with any labor union or any collective bargaining agreement or similar Contract with any of the Company's or its Subsidiaries' employees;

        (xviii)  any Contract that is a "material contract" (as such term is defined in Item 601(b) of Regulation S-K promulgated by the SEC); and

          (xix)  any other Contract not listed in subsections (i)-(xviii) under which the Company or any of its Subsidiaries has received or made aggregate payments in excess of $250,000 or is otherwise material to the Company or its Subsidiaries or their respective businesses, operations, financial condition, properties or assets (other than employee offer letters in the ordinary course of business consistent with practice).

          (b)   All Material Contracts are in written form. The Company or the applicable Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each Material Contract. Each of the Material Contracts is in full force and effect, and has not been amended in any material respect except as disclosed in any Schedule to the Company Disclosure Letter pursuant to Section 2.18(a) above. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a material default or event of default under any Material Contract, or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Material Contract, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. None of the Company or any of its Subsidiaries has received any written notice regarding any actual or possible material violation or breach of, default under, or intention to cancel or materially adversely modify any Material Contract. True, correct and complete copies of all Material Contracts (including all amendments thereto) have been made available to Parent prior to the Agreement Date.

          (c)   To the knowledge of the Company, with respect to any Government Contract, there is, as of the Agreement Date, no existing: (i) civil fraud or criminal Proceeding initiated by any Governmental Entity; (ii) material qui tam action brought against the Company or any of its Subsidiaries under the Civil False Claims Act; (iii) suspension or debarment Proceeding (or equivalent Proceeding) against the Company or any of its Subsidiaries; (iv) material claim or request by a Governmental Entity for a contract price adjustment based on asserted: defective pricing; disallowance of cost or non compliance with statute, regulation or contract; (v) material dispute involving the Company or any of its Subsidiaries with respect to a Government Contract, or (vi) material claim or equitable adjustment by the Company or any of its Subsidiaries relating to a Government Contract. None of the Company or any of its Subsidiaries has any material Liability for renegotiation of Government Contracts.

        2.19    Export Control Laws.    Each of the Company and its Subsidiaries has conducted its export transactions in accordance in all material respects with applicable Legal Requirements relating to United States export control, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

          (a)   each of the Company and its Subsidiaries has obtained all export licenses and other approvals required for its exports of Company Products, software and technologies from the United States;

          (b)   each of the Company and its Subsidiaries is in material compliance with the terms of all applicable export licenses or other approvals;

          (c)   there are no material pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals;

          (d)   to the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company's or any of its Subsidiaries' export transactions that would reasonably be expected to give rise to any future claims; and

          (e)   no consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained expeditiously without material cost.

        2.20    Fairness Opinion.    The Company Board has received an opinion from Deutsche Bank Securities Inc., dated as of the Agreement Date, to the effect that, subject to the assumptions, qualifications and limitations set forth therein, the Per-Share Cash Amount is fair, from a financial point of view, to the shareholders of the Company (the "Fairness Opinion").

        2.21    Information Supplied.    The information supplied by the Company for inclusion in the preliminary and definitive proxy statements to be filed by the Company with the SEC (as amended or supplemented, the "Proxy Statement") shall not, on each relevant filing date, on the date of mailing to the Company's shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub that is contained in the Proxy Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

        Parent and Sub represent and warrant to the Company as follows:

        3.1    Organization, Standing and Power.    Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Sub has the corporate power and authority to own its properties and to conduct its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate with any such other failures, have a Material Adverse Effect on Parent. Each of Parent and Sub is not in violation of any of the provisions of its Certificate or Articles of Incorporation, as applicable, or Bylaws or equivalent organizational documents.

        3.2    Authority; Noncontravention.

          (a)   Each of Parent and Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation of all other agreements, transactions and actions contemplated hereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution, and delivery by the Company of this Agreement, constitutes the valid and binding obligation of Parent and Sub, respectively, enforceable against Parent and Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

          (b)   The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Certificate or Articles of Incorporation, as applicable, or Bylaws of Parent or Sub, in each case, as amended to date, or (ii) subject to compliance with the requirements set forth in Section 3.2(c), any material Legal Requirements applicable to Parent or Sub or any of their respective material properties or assets, other than, in the case of (ii) above, where such conflicts, violations, defaults, terminations, cancellations, accelerations, losses, consents, approvals or waivers, would not reasonably be expected to have a Material Adverse Effect on Parent.

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger, as provided in Section 1.4, (ii) such filings as may be required under the HSR Act and any applicable foreign Antitrust Laws, (iii) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Parent Common Stock issuable pursuant to Company Options to be assumed by Parent, and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent.

        3.3    No Prior Sub Operations.    Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

        3.4    Sufficient Funds.    Parent will have available to it at the Effective Time sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated by Article I hereto.

        3.5    Information Supplied.    The information supplied by Parent for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company's shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1    Conduct of Business of the Company and Subsidiaries.    During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (except to the extent expressly provided otherwise in this Agreement, expressly provided in the Company Disclosure Letter under Section 4.1 thereof, or as consented to in writing by Parent):

          (a)   the Company shall, and shall cause each of its Subsidiaries to, conduct the Company Business in the ordinary course consistent with past practices and in material compliance with all applicable Legal Requirements;

          (b)   the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) pay all of its Debts and Taxes when due, subject to good faith disputes over such Debt or Taxes, and (ii) pay or perform its other Liabilities when due;

          (c)   the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger; and

          (d)   the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to maintain each of its leased premises in accordance with the terms of the applicable lease in all material respects.

        4.2    Restrictions on Conduct of Business of the Company and Subsidiaries.    Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement, expressly provided in the Company Disclosure Letter under Section 4.2 thereof, or as consented to in writing by Parent):

          (a)    Charter Documents.    Cause or permit any amendments to its Articles of Incorporation or Bylaws or comparable governing documents;

          (b)    Dividends; Changes in Capital Stock.    Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or other securities, subdivide, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares at cost in connection with any termination of service, or adopt or enter into any, "shareholder rights plan" or similar anti-takeover agreement or plan;

          (c)    Stock Option Plans, Etc.    Accelerate, amend or change the period of exercisability or vesting of any Company Options or other rights or awards granted under the Company Option Plans or the Company ESPP or the vesting of the securities purchased or purchasable under such options or other rights or the vesting schedule or repurchase rights applicable to any unvested securities issued under such stock plans or otherwise; amend or change any other material terms of such options, rights or unvested securities; or authorize cash payments in exchange for any options or other rights granted under any of such plans or the securities purchased or purchasable under those options or rights or the unvested securities issued under such plans or otherwise;

          (d)    Material Contracts.    Enter into any Contract with a value in excess of $250,000, or terminate, amend, or otherwise modify or intentionally violate (including by entering into a new Contract or otherwise) or waive any of the material terms of any of the Material Contracts, except that the Company may enter into non-exclusive agreements with customers and may sell Company Products, in either case, in the ordinary course of business consistent with past practices;

          (e)    Issuance of Securities.    Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding on the Agreement Date, (ii) the issuance of shares of Company Common Stock issuable to participants in the Company ESPP and (iii) grants of Company RSUs or Company Options representing or exercisable for no more than an aggregate of 235,000 shares of Company Common Stock (which shall be inclusive of, and not in addition to, the Company Options the Company intends to grant as set forth in Schedule 2.2(b) to the Company Disclosure Letter) to new hires permitted under Section 4.2(f) in the ordinary course of business consistent with past practices (and to purchase a number of shares consistent with the Company's past practices for new hires for comparable positions), all of which options shall be non-qualified stock options under the Code, have a term of ten years and an exercise price equal to the fair market value of the Company Common Stock on the date of grant and shall vest over a four-year period with 25% vesting on the first anniversary of the date of grant, with the balance vesting ratably monthly over the next three years, and none of which shall provide for acceleration upon any event;

          (f)    Employees; Consultants; Independent Contractors.    Hire any employees at the vice-president level or above, or enter into, amend or extend the term of, any employment or consulting agreement with any officer, employee, consultant or independent contractor (except that the Company may enter into offer letters with new employees using the Company's standard, unmodified form of offer letter which provides for at-will employment and which does not provide for severance, acceleration or post-termination benefits), or enter into any collective bargaining agreement (unless required by applicable Legal Requirements);

          (g)    Loans and Investments.    Make any loans or advances (other than routine travel and business expense advances and sales commission draws to employees of the Company or any of its Subsidiaries consistent with past practice) to, or any investments in or capital contributions to, any Person (including any officer, director or employee of the Company) or forgive or discharge in whole or in part any outstanding loans or advances; or otherwise modify any loan previously granted;

          (h)    Intellectual Property.    Transfer or license to any Person any rights to any Intellectual Property, or acquire or license from any Person any Third Party Intellectual Property Rights, other than non-exclusive licenses in the ordinary course of business consistent with past practice, or transfer or provide a copy of any source code of the Company to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company outside the United States) other than the deposit of Company Source Code under a source code escrow agreement with an escrow holder entered into by the Company in the ordinary course of business consistent with past practice pursuant to the terms of a customer Contract, the terms of which source code escrow agreement being substantially similar to the source code escrow agreements entered into by the Company prior to the Agreement Date that have been made available by the Company to Parent;

          (i)    Exclusive Rights and Most Favored Party Provisions.    Enter into or amend any provision of any Contract (A) limiting the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, (B) granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights and/or terms to any Person, (C) otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any Company Products, to purchase or otherwise obtain any components, materials, supplies, equipment, parts, subassemblies, software, Intellectual Property or services, (D) limiting the right of the Company to solicit suppliers or customers, or (E) restricting the right of the Company or any of its Subsidiaries to use or enforce any material Company-Owned Intellectual Property (other than non-disclosure agreements and Contracts for the provision of Company Products entered into by the Company or any of its Subsidiaries in the ordinary course of business).

          (j)    Dispositions.    Sell, lease, license or otherwise dispose of or encumber any of its material properties or assets which are material, individually or in the aggregate, to the Company Business, other than non-exclusive licenses or sales of Company Products, in each case, in the ordinary course of business consistent with past practice, and other than dispositions of immaterial equipment no longer used in the Company Business;

          (k)    Indebtedness.    Incur or guarantee any Debt, issue or sell any Debt securities or guarantee any Debt securities of others, other than (i) in connection with the financing of ordinary course trade payables consistent with past practice, or (ii) pursuant to existing credit facilities in the ordinary course of business;

          (l)    Leases.    Enter into any operating lease involving payments of in excess of $100,000 per annum;

          (m)    Payment of Obligations.    Pay, discharge or satisfy, in an amount in excess of $100,000 in any one case or $250,000 in the aggregate, any Liability arising otherwise than in the ordinary course of business pursuant to Contracts made available to Parent, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements;

          (n)    Capital Expenditures.    Make any capital expenditures, capital additions or capital improvements in excess of the amounts set forth in the capital expenditures budget set forth on Schedule 4.2(n) to the Company Disclosure Letter;

          (o)    Insurance.    Materially change the amount of any insurance coverage;

          (p)    Employee Benefit Plans; Pay Increases.    Adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan (except in each case as required under ERISA or as necessary under the Code or other applicable Legal Requirements), pay any special bonus or special remuneration to any employee or any non-employee director, or increase the salaries or wage rates of its employees, or add any new members to the Company Board (except that the Company may provide routine salary increases of not more than 5% to employees in the ordinary course of business consistent in all material respects with past practices in connection with the Company's customary employee review process);

          (q)    Severance Arrangements.    Grant or pay, or enter into any agreement or arrangement providing for the granting of any severance or termination pay, or the acceleration of vesting or other benefits, to any person, except payments made, or the acceleration of vesting or other benefits provided for, pursuant to written agreements or plans outstanding on the Agreement Date which are listed on Schedule 4.2(q) to the Company Disclosure Letter;

          (r)    Lawsuits; Settlements.    (i) Initiate any Proceeding other than (A) for the routine collection of accounts receivable, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Parent prior to the filing of such a suit), or (C) for a breach of this Agreement, or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute (except in the case of (B) and (C), where the amount in controversy does not exceed $100,000 and does not involve injunctive or other equitable relief);

          (s)    Acquisitions.    Acquire or agree to acquire by purchasing any equity interest (other than the purchase of available-for-sale short-term securities in compliance with the Company's investment policy) or other material interest in, merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner acquire, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company Business;

          (t)    Taxes.    Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any income or other material Tax Return or any amendment to a Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

          (u)    Accounting.    Change accounting methods or revalue any of its material assets (including writing down the value of inventory or writing off notes or accounts receivable, taking or making an impairment charge on or against any assets, in each case otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with by its independent auditors and after notice to Parent;

          (v)    Real Property.    Enter into any agreement for the purchase, sale, disposition or lease of any real property;

          (w)    Encumbrances.    Place or allow the creation of any material Encumbrance on any of its assets or properties;

          (x)    Warranties.    Materially change the manner in which it extends warranties, discounts or credits to customers;

          (y)    Interested Party Transactions.    Enter into any Contract or transaction in which any officer, director, employee, agent or to the knowledge of the Company any shareholder of the Company, to the extent such Person has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.14 to the Company Disclosure Letter; and

          (z)    Other.    Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (y) in this Section 4.2, or any action which would reasonably be expected to make any of the Company's representations or warranties contained in this Agreement materially untrue or incorrect or prevent the Company from performing or cause the Company not to materially perform one or more covenants required hereunder to be performed by the Company.

ARTICLE V

ADDITIONAL AGREEMENTS

        5.1    Proxy Statement.

          (a)   As soon as reasonably practicable after the Agreement Date, the Company shall prepare, and file with the SEC, preliminary proxy materials relating to the Company Shareholder Meeting. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent (which term shall in all instances in this Section 5.1 also include Parent's counsel) with reasonable opportunity to review and comment on each such filing in advance.

          (b)   The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC's intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. The Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or the Merger. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall in good faith consider including in such response comments reasonably proposed by Parent. If at any time prior to the Company Shareholders Meeting any fact or event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall in good faith consider including in such response comments reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the shareholders of the Company, such amendment or supplement and shall in good faith consider including in such response comments reasonably proposed by Parent.

          (c)   Parent shall provide to the Company all information relating to Parent which is reasonably requested by the Company to be included in the Proxy Statement. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

        5.2    Meeting of Company Shareholders; Board Recommendation.

          (a)    Meeting of Company Shareholders.    The Company shall, as promptly as practicable after the Agreement Date, establish a record date (which date will be as promptly as reasonably practicable following the Agreement Date) for, duly call, give notice of, convene and hold, the Company Shareholders Meeting for the sole purpose of obtaining the Company Shareholders Approval. The Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the Company Shareholders Approval and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its shareholders required by and in compliance with the rules of Nasdaq, the CGCL and its Articles of Incorporation and Bylaws. The Company shall consult with Parent regarding the date of the Company Shareholders Meeting. The Company may only adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that (i) any necessary supplement or amendment to the Proxy Statement is provided to the Company's shareholders in advance of a vote on the Merger and this Agreement, (ii) if, as of the time that the Company Shareholders Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting, or (iii) if, as of the time that the Company Shareholders Meeting is originally scheduled, adjournment of the Company Shareholders Meeting is necessary to enable the Company to solicit additional proxies if there are not sufficient votes in favor of the Company Shareholders Approval. Other than in the event that the Shareholders Meeting occurs concurrently with the annual meeting of the Company's shareholders and only with respect to such matters customarily discussed at such meeting by the Company, without the prior written consent of Parent, approval of this Agreement and the Merger (including adjournment of the Company Shareholders Meeting, if necessary, if a quorum is present, to solicit additional proxies, if there are not sufficient votes in favor of the approval of this Agreement and the Merger), is the only matter which the Company shall propose to be acted on by the Company shareholders at the Company Shareholders Meeting. The Company shall ensure that the Company Shareholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Shareholders Meeting are solicited in compliance with the CGCL, its Articles of Incorporation and Bylaws and all other applicable Legal Requirements.

          (b)    Board Recommendation.    Except to the extent expressly permitted by Section 5.3(d): (i) the Company Board shall recommend that the Company's shareholders vote in favor of the Company Shareholder Approval at the Company Shareholders Meeting (the "Company Board Recommendation"); (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended that the Company's shareholders vote in favor of the Company

  Shareholder Approval at the Company Shareholders Meeting; and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company's shareholders vote in favor of the Company Shareholder Approval.

          (c)    Continuing Obligation.    Until the termination of this Agreement in accordance with its terms, the Company's obligation to call, give notice or convene and hold the Company Shareholders Meeting in accordance with this Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or Superior Offer, any Change of Recommendation or by any withholding, withdrawal, amendment or modification in a manner adverse to Parent of the recommendation of the Company Board that the Company's shareholders vote in favor of the Company Shareholder Approval.

        5.3    No Solicitation; Acquisition Proposals.

          (a)    No Solicitation Generally.    Except to the extent expressly permitted by Sections 5.3(c) and 5.3(d), from and after the Agreement Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, the Company will not, and will cause its Subsidiaries and the Company's and each such Subsidiary's officers and directors and each investment banker and attorney retained by it or any of them (all of the foregoing collectively being the "Company Representatives") not to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, knowingly facilitate, support or knowingly induce any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations regarding, or deliver or make available to any Person any non-public information with respect to an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, or (iv) enter into any letter of intent, understanding or similar document or any Contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal or (v) grant any waiver or release under any standstill or similar agreement with respect to the Company or the Subsidiaries, or any class of equity securities of the Company or the Subsidiaries. The Company and its Subsidiaries will, and each of them will cause their respective Company Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company has engaged in any such activities within the 12-month period preceding the Agreement Date, and shall enforce (and shall not, nor permit any of its Subsidiaries to, waive) any rights under any standstill, confidentiality or similar agreements entered into by such Person. If any of the Company's Subsidiaries or any Company Representative takes any action that the Company is obligated pursuant to this Section 5.3(a) to cause such Person not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.3(a). The Company shall direct and use its reasonable best efforts to cause any employee of the Company or any of its Subsidiaries to honor the restrictions of the Company contained in this Section 5.3. For purposes of this Section 5.3(a), "officer" shall mean any employee of the Company or any of its Subsidiaries who is a vice-president or senior to a vice-president, including without limitation, all "named executive officers" as such term is defined in the Exchange Act.

          "Acquisition Proposal" shall mean, with respect to the Company, any agreement, offer, proposal or indication of interest (other than this Agreement, the Merger or any other offer, proposal or indication of interest by Parent), or any public announcement of any intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (A) the purchase from the Company or any of its Subsidiaries or any acquisition by any Person or Group of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (B) any sale (other than the sale of Company Products in the ordinary course of business), lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the total assets of the Company and its Subsidiaries in any single transaction or series of related transactions; or (C) any liquidation or dissolution of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property.

          (b)    Notice.    The Company as promptly as practicable (but in no event later than the earlier of (x) the first Business Day, or (y) 36-hours after receipt by the Company and notification of such receipt by any member of the Company Board or its Chief Executive Officer) shall advise Parent orally and in writing of (i) an Acquisition Proposal, (ii) any inquiry, proposal, or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (iii) any request for non-public information which would reasonably be expected to lead to an Acquisition Proposal, as well as, in the event of any of (i)-(iii) above, the identity of the Person or Group making any such Acquisition Proposal, inquiry, proposal, offer or request, and in the case of a proposal or offer, the price and material terms and conditions communicated with respect to such proposal or offer. The Company will keep Parent informed on a reasonably timely and current basis in all material respects of the status and details (including any amendments, modifications or proposed amendments or modifications) of any such Acquisition Proposal, inquiry, proposal, offer or request, and provide to Parent as promptly as practicable (but in no event later than the earlier of (i) the first Business Day, or (ii) 36-hours after receipt by the Company) a copy of all written proposals and drafts of definitive agreements provided to the Company in connection with any such Acquisition Proposal, inquiry, proposal, offer or request. After initial notice to Parent in accordance with this Section 5.3(b) of a Person or Group making an Acquisition Proposal, if requested by Parent, the Company shall engage in good faith negotiations with Parent for 72 hours after that notice is given to amend this Agreement in such a manner that such Acquisition Proposal would not be a Superior Offer. If, subsequent to such initial notice, there is a change in price or form of consideration to such Acquisition Proposal, then the Company shall notify Parent of such change and shall engage in good faith negotiations with Parent for 72 hours after notice of that change is given to Parent to amend this Agreement in such a manner that such Acquisition Proposal would not be a Superior Offer (it being understood that any change to any other terms of such Acquisition Proposal (whether or not material) shall not require an additional 72-hour negotiation period pursuant to this sentence). The Company shall provide Parent with at least two (2) Business Days prior notice (or such lesser prior notice as provided to the members of Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal, including to determine whether such Acquisition Proposal is a Superior Offer.

          (c)    Superior Offers.    In the event that any Person submits to the Company (and does not withdraw) an unsolicited, written, bona fide Acquisition Proposal that the Company Board reasonably concludes in good faith (after consultation with its outside legal counsel and its financial advisor) is, or is reasonably likely to become, a Superior Offer, then notwithstanding Section 5.3(a), the Company may, so long as the Company Shareholder Approval has not yet been obtained, (i) enter into discussions with such Person regarding such Acquisition Proposal, and (ii) deliver or make available to such Person nonpublic information regarding the Company and its

  Subsidiaries, provided, in every case, that the Company, its Subsidiaries and the Company Representatives comply with each of the following: (A) the Acquisition Proposal did not result or arise from any breach of the solicitation restrictions of Section 5.3(a), or the Acquisition Proposal was not otherwise submitted as a result of a violation of Section 5.3(a), (B) the Company Board first shall have determined in good faith, after consultation with its outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company's shareholders under applicable Legal Requirements, (C) the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the Confidentiality Agreement, which confidentiality agreement shall not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement and (D) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall deliver such nonpublic information to Parent (to the extent such nonpublic information has not been previously delivered by the Company to Parent).

          "Superior Offer" shall mean, with respect to the Company, an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, (a) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed promptly by a back-end merger) beneficial ownership of more than 50% of the total outstanding voting securities of the Company or as a result of which the shareholders of the Company immediately preceding such transaction would hold securities representing less than 50% of the total outstanding voting securities of the surviving or resulting entity of such transaction or any direct or indirect parent or Subsidiary thereof, or (b) all or substantially all of the assets of the Company, in each case, for consideration consisting exclusively of cash and/or publicly-traded equity securities on terms that the Company Board, by majority vote, has in its good faith concluded (following consultation with its outside legal counsel and its financial advisor), taking into account, among other things, the legal, financial, regulatory, timing and other aspects of the offer, conditions to consummation, and the Person making the offer, would be, if consummated, more favorable, from a financial point of view, to the Company's shareholders (in their capacities as shareholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement definitively proposed by Parent in response to such Acquisition Proposal) and is reasonably likely to be consummated on the terms proposed.

          (d)    Change of Recommendation.    The Company Board or any committee thereof shall not withhold, withdraw, amend or modify in a manner adverse to Parent its recommendation to the Company's shareholders in favor of the Company Shareholder Approval for any reason (a "Change of Recommendation") unless:

              (i)  the Company Shareholder Approval has not yet been obtained;

             (ii)  a Superior Offer is made to the Company that is not withdrawn and is determined in good faith by the Company Board, immediately prior to adopting a resolution to effect a Change of Recommendation, to be a Superior Offer;

            (iii)  such Superior Offer shall not have arisen from a material breach of the solicitation restrictions set forth in Section 5.3(a) or was not otherwise submitted as a result of a violation of Section 5.3(a);

            (iv)  the Company shall have provided to Parent twenty-four (24) hours prior written notice (a "Section 5.3(d) Notice") of any meeting of the Company Board at which the Company Board intends to consider effecting a Change of Recommendation in response to an Acquisition Proposal, together with a copy of the draft definitive written agreement relating to such Acquisition Proposal and the identity of the Person or Group making such Acquisition Proposal;

             (v)  during the twenty-four (24) hour period referred to in subclause (iv) above, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Acquisition Proposal referred to in subclause (iv) above shall not be a Superior Offer (it being understood that any change in, or addition of, material terms or conditions set forth in the draft definitive agreement relating to the Acquisition Proposal referred to in subclause (iv) above shall require a new Section 5.3(d) Notice to Parent and a new twenty-four (24) hour period under this subclause (v)); and

            (vi)  the Company Board has concluded in its good faith, reasonable judgment, after consultation with its outside legal counsel, that, in light of such Superior Offer (respecting which the Company has been provided a Section 5.3(d) Notice), that the failure of the Company Board to effect a Change of Recommendation would reasonably be expected to result in a breach of its fiduciary duties to the Company's shareholders under applicable Legal Requirements.

  In addition, and notwithstanding any provision to the contrary in this Section 5.3, at any time prior to the time the Company Shareholder Approval has been obtained, the Company Board may, in response to a material development or change in material circumstances occurring or arising after the Agreement Date, the existence and material consequences of which were neither known nor reasonably foreseeable by the Company Board at or prior to the Agreement Date (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an "Intervening Event"), make a Change of Recommendation if the Company Board has in good faith determined, after consultation with its outside legal counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such a Change of Recommendation would reasonably be expected to result in a breach of its fiduciary duties to the Company's shareholders under applicable Legal Requirements; provided that, the Company Board shall not be entitled to exercise its right to make a Change of Recommendation pursuant to this sentence unless the Company has (x) provided to Parent at least three Business Days' prior written notice (unless the Intervening Event arises fewer than three Business Days prior to the Company Shareholders Meeting in which case such notice shall be given as promptly as practicable) advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Change of Recommendation as a result of the Intervening Event.

          (e)    Compliance with Tender Offer Rules.    Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A, promulgated under the Exchange Act; provided, however, that the Company shall not effect, or disclose pursuant to such rules or otherwise a position which constitutes, a Change of Recommendation unless specifically permitted by the terms of Section 5.3(d).

        5.4    Access to Information.

          (a)   During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Effective Time, (i) the Company shall use its commercially reasonable efforts to afford Parent and its accountants, investment bankers, counsel and other representatives, reasonable access during business hours to (A) all of the properties, books, Contracts and records (including but not limited to information regarding the Company's capitalization (including Company options and Company RSUs) and access to the Company's transfer agent) of the Company and its Subsidiaries, and (B) all other information concerning the business, results of operations, product development efforts, properties (tangible and intangible, including Intellectual Property) and personnel of the Company or any of its Subsidiaries as Parent may reasonably request, and (ii) the Company shall, promptly upon request, provide to Parent and its accountants, investment bankers, counsel and other representatives true, correct and complete copies of the Company's and its Subsidiaries' (A) if otherwise generated by the Company, internal financial statements and documentation regarding internal controls, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain with respect to transactions to which the Company or any of its Subsidiaries has been a party, (D) receipts for any Taxes paid to foreign Tax Authorities and (E) the Company's proxy solicitors in connection with obtaining the Company Shareholder Approval (including customary updates regarding the status of the vote), provided, however, that Company may restrict the foregoing access to the extent that any Legal Requirement applicable to Company or any of its Subsidiaries or the maintenance of any attorney-client privilege requires that such party restrict or prohibit access to any such properties or information; provided, further, that with respect to any documents or other information subject to the attorney-client privilege, the Company shall reasonably cooperate with Parent to develop procedures (such as a common legal interest agreement) to allow such documents and information to be shared with Parent and its advisors without waiving such attorney-client privilege.

          (b)   Promptly upon request by Parent, the Company shall provide to Parent all of the information with respect to Company Options and Company RSUs, in the form maintained by Equity Edge, that is customarily and reasonably required to enable Parent to transfer such information to Parent's database.

          (c)   No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

        5.5    Confidentiality; Public Disclosure.

          (a)   The parties hereto acknowledge that Parent and the Company have previously executed an amended and restated Confidentiality Agreement dated March 4, 2008 (as may be amended from time to time, the "Confidentiality Agreement"), which shall continue in full force and effect in accordance with its terms.

          (b)   Parent and the Company have agreed to the text of the press releases announcing the signing of this Agreement and the transactions contemplated hereby. Subject to the Company's rights under Section 5.3, each party shall consult with the other parties hereto before issuing or making, and shall provide and shall not issue, any press release or make any public statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided that each party may, without obtaining the prior consent of the other parties, issue such press release or make such public statements as such party determines in good faith, following consultation with legal counsel, may be required by applicable Legal Requirements or the rules and regulations of the Nasdaq, as applicable. Each party hereto shall cause its employees, officers and directors to comply with this Section 5.5.

        5.6    Regulatory Approvals.

          (a)   Each of Parent and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall, as soon as practicable, make any filings required under the HSR Act, and any other filings required by Council Regulation 139/2004 of the European Commission or any other applicable federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). Further, each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any other required pre-merger filing notification. Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the Federal Trade Commission, the Department of Justice, or any other Governmental Entity. Without limiting the generality of the foregoing, each party shall provide to the other (or the other's advisors) upon request copies of all correspondence between such party and any Governmental Entity relating to the transactions described herein. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as "outside counsel only." Such material and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions described herein shall include representatives of the Parent and the Company. Subject to applicable Legal Requirements, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions described herein by or on behalf of any party.

          (b)   Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

          (c)   Each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Antitrust Laws. Each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Parent and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by applicable Legal Requirements or governmental regulation; and (iii) substantially complying with any "second request" for information pursuant to the Antitrust Laws.

          (d)   Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that Parent shall be under no obligation to, and the Company shall not without Parent's prior written consent, make proposals, execute or carry out agreements or submit to orders providing for a Divestiture.

          "Divestiture" shall mean (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective Affiliates, (2) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or the business of the Company or its Affiliates or own such assets, or (3) the holding separate of the shares of Company Common Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Common Stock.

          (e)   Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has until such date complied in all material respects with its obligations under this Section 5.6.

        5.7    Reasonable Best Efforts.    Subject to the limitations set forth in Section 5.6(d), each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (a) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article VI, and (b) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the Merger and the other transactions contemplated hereby.

        5.8    Third Party Consents; Notices.

          (a)   Promptly following the Agreement Date, the Company and Parent shall cooperate to create a reasonable plan for obtaining prior to the Closing, all material consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b) or Schedule 2.3(c) (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b) or Schedule 2.3(c) if entered into prior to the Agreement Date), using forms reasonably acceptable to Parent and the Company.

          (b)   The Company shall give all notices and other information required to be given to the employees of the Company or any of its Subsidiaries, any collective bargaining unit representing any group of employees of the Company or any of its Subsidiaries, and any applicable Governmental Entity under the Worker Adjustment and Retraining Notification Act of 1988, as amended, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

        5.9    Notice of Certain Matters.    During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Effective Time, the Company will notify Parent in writing promptly after learning of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any Proceeding by or before any court, Governmental Entity or arbitrator initiated by or against the Company or any of its Subsidiaries, or known by the Company or any of its Subsidiaries to be threatened against Company or any of its Subsidiaries or any of their respective directors, officers, employees or shareholders in their capacity as such, or of any verbal or written correspondence from any Person asserting or implying a material claim against the Company or with respect to any of its material assets or properties (including Intellectual Property); (iv) any change, occurrence or event not in the ordinary course of business of the Company or any of its Subsidiaries; (v) any Material Adverse Effect on the Company; or (vi) any material claim or any written inquiry by any Tax Authority, regarding Taxes payable by the Company. Subject to compliance with applicable Legal Requirements, from the Agreement Date until the earlier of the termination of this Agreement in accordance with Section 7.1 and the Effective Time, the Company shall notify Parent of, and confer from time to time as requested by Parent with one or more representatives of Parent to discuss, any material changes or developments in the operational matters of the Company and its Subsidiaries and the general status of the ongoing operations of the Company and its Subsidiaries. During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Effective Time, the Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming materially untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to the parties hereto. The failure of the Company to provide notice as set forth in this Section 5.9 shall not be deemed a material breach of the Company's obligations pursuant to Section 6.3(b) if the underlying matter would not give rise to the Company's inability to satisfy the conditions set forth in Sections 6.1 or 6.3.

        5.10    Company Employee Plans Other than 401(k) Plan and the Nonqualified Plan.    The Company shall cooperate with Parent and assist Parent in its efforts to obtain written consents, waivers or other agreements from the Company's and its Subsidiaries' employees with respect to the amendment or termination of Company Employee Plans, or the adoption of new arrangements with such employees, prior to the Closing.

        5.11    Termination of 401(k) Plan and Nonqualified Deferred Compensation Plan.    Effective as of the day immediately preceding the Closing Date, the Company shall terminate the 401(k) Plan (unless Parent provides written notice to the Company no later than three business days prior to the Closing Date that such 401(k) Plan shall not be terminated). Unless Parent provides such written notice to the Company, no later than three business days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company's Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent's counsel. The Company also shall take such other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require. In the event that termination of the 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than ten Business Days prior to the Closing Date. Effective as of the Closing Date, the Company shall terminate any and all plans intended to constitute a nonqualified deferred compensation plan, including, without limitation, the Executive Nonqualified Excess Plan (the "Nonqualified Plan"), unless Parent provides written notice to the Company no later than three Business Days prior to the Closing that the Nonqualified Plan shall not be terminated. Unless Parent provides such written notice to the Company, no later than three Business Days prior to the Closing Date, the Company shall provide Parent with evidence that the Nonqualified Plan has been terminated (effective as of the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Parent's counsel.

        5.12    Assumption of Company Options and Company RSUs and Certain Other Matters.

          (a)   At the Effective Time, each Company Option (other than 1995 Plan Options (except, and for the sake of clarity, to the extent such Company Options issued under the 1995 Stock Option Plan have an exercise price equal to the Per-Share Cash Amount, which Company Options are being assumed pursuant to the terms and conditions of this Section 5.12(a)), Director Options and Non-Plan Options) that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company

  Option Plan that such Company Option was granted under and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time and the Option Exchange Ratio, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, (iii) no assumed Company Option may be "early exercised" (i.e., an assumed Company Option may be exercised for shares of Parent Common Stock only to the extent such assumed Company Option is vested at the time of exercise pursuant to the applicable vesting schedule), and (iv) Parent's board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to the Company Options and Company Option Plans. It is the intent of the parties that to the extent permitted by applicable Legal Requirements, all assumed Company Options in respect of Company Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code. The Merger shall not terminate any of the outstanding Company Options under the Company Option Plans or accelerate the exercisability or vesting of such Company Options or the shares of Parent Common Stock which shall be subject to those Company Options upon Parent's assumption of such Company Options in the Merger. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

          (b)   At the Effective Time, each Company RSU that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such Company RSU so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the applicable Company Option Plan that such Company RSU was granted under and the applicable stock unit agreement) as are in effect immediately prior to the Effective Time, except that such Company RSU shall represent that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that represented such Company RSU immediately prior to the Effective Time and the Option Exchange Ratio. Consistent with the terms of the applicable Company Option Plan and the documents governing the outstanding Company RSUs under such plan as in effect on the date hereof, the Merger shall not terminate any of the outstanding Company RSUs under such plan or accelerate the exercisability or vesting of such Company RSUs or the shares of Parent Common Stock which shall be subject to those Company RSUs upon Parent's assumption of such Company RSUs in the Merger. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Company RSU a document evidencing the foregoing assumption of such Company RSU by Parent.

          (c)   On or about the date which is ten (10) Business Days prior to the expected date on which the Closing is to occur, the Company shall, as and to the extent necessary, deliver to Parent a revised Schedule 2.13(l) which sets forth each Person who the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as of the date such revised Schedule 2.13(l) is delivered to Parent.

          (d)   Parent shall use reasonable best efforts to prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable upon exercise of Company Options and settlement of Company RSUs and assumed by Parent for which a Form S-8 registration statement is available as soon as reasonably practicable, but in any event within seven Business Days (assuming timely receipt of all option documentation relating to the assumed Company Options outstanding immediately prior to the Effective Time necessary for such filing, all restricted stock unit documentation relating to the assumed Company RSUs outstanding immediately prior to the Effective Time necessary for such filing and all signatures, opinions, and consents required for such registration statement), after the Closing. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options and assumed Company RSUs remain outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise or settlement thereof. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

          (e)   The Company shall take all actions necessary to cause the termination of the Company ESPP upon the earlier of (i) immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger) or (ii) the date upon which the Company ESPP terminates by its terms. To the extent permitted by the Company ESPP, the rights of participants in the Company ESPP with respect to any outstanding offering period under the Company ESPP shall be determined by treating the Business Day prior to the Effective Time (such date, the "Designated Date") as the last day of such outstanding offering period and by making pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP. On the Designated Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant's payroll withholding account to the purchase of Company Common Stock in accordance with the terms of the Company ESPP unless such participant has previously withdrawn from such offering period in accordance with the terms of the Company ESPP.

          (f)    For purposes of determining eligibility to participate, vesting and entitlement to benefits (including vacation accrual and for the avoidance of doubt excluding vesting under any applicable equity incentive plan of Parent) under any Parent employee welfare benefit plan, Parent shall provide employees who continue in the employ of Parent (or a subsidiary of Parent) following the Effective Time ("Continuing Employees") with service credit for their period of service with the Company and its Subsidiaries and predecessors prior to the Closing Date, except where doing so would provide duplication of benefits and provided further where the terms of such employee welfare benefit plan provides for such service credit. Parent, to the extent required by applicable law and as permitted by the terms of the applicable group health plans, will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate to be waived. To the extent permitted by the applicable group health plans, Parent shall also provide Continuing Employees and their eligible dependents with credit for any copayments and deductibles made under any Company Employee Plans for the year in which the Closing occurs under comparable medical, dental and vision plans of Parent for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under such Parent benefit plan in the year in which the Closing occurs.

        5.13    Indemnification.

          (a)   From and after the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company to its current and former directors and officers and any person who becomes a director or officer of the

  Company after the Agreement Date but prior to the Effective Time (the "Indemnified Parties") pursuant to any indemnification agreements between the Company and such Indemnified Parties existing as of the Agreement Date and pursuant to any indemnification provisions under the Company's Articles of Incorporation or Bylaws as in effect on the Agreement Date, in each case, subject to applicable Legal Requirements.

          (b)   From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the Agreement Date), in each case in their respective capacities as such, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the Agreement Date, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any matter except as required by applicable Legal Requirements.

          (c)   Promptly following the Effective Time, Parent shall purchase a six year "tail" insurance policy for the benefit of the Indemnified Parties with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time in substitution of, and of comparable coverage to, the existing policy of directors' and officers' liability insurance maintained by the Company as of the Agreement Date in the form made available by the Company to Parent prior to the Agreement Date (the "Existing D&O Policy") for a cost not to exceed $500,000. In the event that the premium for such "tail" insurance policy exceeds $500,000, Parent or Surviving Corporation shall maintain in effect for a period of six years from the Effective Time, for the benefit of the Indemnified Parties with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time the Existing D&O Policy, provided, that the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy in excess of an amount equal to 200% of the most recently paid annual premium for the Existing D&O Policy (the "Maximum Premium"); provided, further, that in the event any future annual premiums for the Existing D&O Policy exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

          (d)   This Section 5.13 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties subject to the occurrence of the Closing, shall be binding on all successors and assigns of the Surviving Corporation and Parent, shall be enforceable by each Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party (provided that any amendment, alteration or repeal prior the Effective Time shall be governed by Section 8.1).

        5.14    Section 16 Matters.    Provided that the Company delivers to Parent the Section 16 Information in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. "Section 16 Information" shall mean information regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options to purchase Parent Common Stock, in connection with the Merger. "Company Insiders" shall mean those individuals who are subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to the Company.

        5.15    Takeover Statutes.    The Company and the Company Board shall (i) take all actions reasonably necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

        5.16    Certificates.    The Company shall prior to the Closing Date deliver (i) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Effective Time, and (B) a FIRPTA Notification Letter, in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company; and (ii) a certificate dated within three Business Days of the Closing from the Secretary of State of the State of California and each other state in which the Company or any of its Subsidiaries is qualified to do business as a foreign corporation certifying that the Company or such Subsidiary is in good standing and that all applicable Taxes and fees of the Company or such Subsidiary through and including the Closing Date have been paid.

        5.17    Director and Officer Resignations.    The Company shall use commercially reasonable efforts to obtain a written letter of resignation from each of the directors and officers of the Company and from each of the directors and officers of each of the Company's Subsidiaries that will be effective as of immediately prior to the Effective Time; provided that such resignation shall not affect any change of control rights to which such directors or officers may be entitled to and shall not change such directors' and officers' status, if applicable, as an employee of the Company or any of its Subsidiaries.

ARTICLE VI

CONDITIONS TO THE MERGER

        6.1    Conditions to Obligations of Each Party to Effect the Merger.    The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a)    Shareholder Approval.    The Company Shareholder Approval shall have been obtained in compliance with the CGCL, the Company's Articles of Incorporation and Bylaws and the rules of Nasdaq, each as in effect on the date of such approval.

          (b)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which prohibits, makes illegal, or enjoins the consummation of the Merger.

          (c)    Certain Governmental Approvals.    All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted by both the Federal Trade Commission and the United States Department of Justice and all other approvals under other applicable Antitrust Laws required to be obtained prior to the Merger shall have been obtained. If the SEC shall have reviewed and/or provided comments on the Proxy Statement or any other filings related to (or necessary or appropriate to facilitate) the Merger, such comments and any related issues or matters with the SEC shall have been resolved.

          (d)    Other Government Consents.    There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Entity or other regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger.

        6.2    Additional Conditions to Obligations of the Company.    The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent and Sub in Section 3.1 and Section 3.2(a) shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), and (ii) all other representations and warranties of Parent in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except, in the case of clause (ii), where the circumstances causing the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The Company shall have received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent.

          (b)    Covenants and Agreements.    Parent and Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Sub at or prior to the Closing. The Company shall have a received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent.

        6.3    Additional Conditions to the Obligations of Parent and Sub.    The obligations of Parent and Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company in the first and last sentence of Section 2.1(a) and Section 2.3(a) of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), (ii) the representations and warranties of the Company in Section 2.2 of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except with respect to deviations in the Company's actual fully-diluted capitalization (including outstanding Company Common Stock, Company Options, Company RSUs and any other securities of the Company on an as-converted to Company Common Stock basis) from the Company's fully-diluted capitalization as represented and warranted by the Company in Section 2.2 by an amount that does not exceed one percent (1.00%) of such fully-diluted capitalization (excluding from such one percent (1.00%) calculation, (A) any Company Options or Company RSUs granted by the Company between the Agreement Date and the Closing and consented to in writing by Parent and (B) any securities granted by the Company between the Agreement Date and the Closing as permitted under Section 4.2(e) hereto), and (iii) all other representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except, in the case of clause (iii), where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

          (b)    Covenants and Agreements.    The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

          (c)    No Litigation.    (A) No Proceeding shall be pending by any Governmental Entity of competent jurisdiction, or expressly threatened by a U.S. federal Government Entity of competent jurisdiction or Governmental Entity of competent jurisdiction in Germany, wherein an unfavorable Judgment would (i) prevent, restrain or prohibit the consummation of the Merger or any transaction contemplated by this Agreement, (ii) cause the Merger or any of the transactions contemplated by this Agreement to be rescinded, (iii) reasonably be expected to result in a Divestiture by reason of the Merger being consummated or (iv) have a Material Adverse Effect on the Company or Parent by reason of the Merger being consummated, and (B) no such Judgment shall be in effect nor shall any applicable Legal Requirement have been enacted having any such effect.

          (d)    No Material Adverse Effect.    Since the Agreement Date, there shall not have occurred and be continuing any Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer.

          (e)    Employment-Related Agreements.    Each individual set forth on Schedule 6.3(e) shall have accepted employment with Parent (or a Subsidiary of Parent) and executed and delivered the Employment-Related Agreements, all of which shall be in full force and effect, and no action shall have been taken by any such individual to rescind such Employment-Related Agreements (excluding, for any Employment-Related Agreements, any rescission or failure to be in full force and effect as a result of the death or disability of the individual party thereto).

          (f)    Non-Competition Agreements.    Each employee-shareholder set forth on Schedule 6.3(f) shall have executed and delivered the Non-Competition Agreements, and there shall be no Judgment outstanding that such Non-Competition Agreements are unenforceable in any respect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, which action (i) in the case of termination pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(e) and Section 7.1(f), may be taken or authorized before or after the Company Shareholder Approval has been obtained, (ii) in the case of termination pursuant to Section 7.1(g) and Section 7.1(h), may be taken or authorized only before the Company Shareholder Approval has been obtained, and (iii) in the case of termination pursuant to Section 7.1(d), may be taken or authorized only after the Company Shareholders Meeting has been held at which a vote was taken on the Company Shareholder Approval:

          (a)   by mutual written consent duly authorized by the Company Board and the Board of Directors (or a duly authorized committee thereof) of Parent;

          (b)   by either Parent or the Company, by written notice to the other, if the Closing shall not have occurred on or before September 20, 2008 or any other date that Parent and the Company may agree upon in writing (the "Initial End Date"); provided, however, that if the Closing shall not have occurred by the Initial End Date, but on such date, all of the conditions to Closing set forth in Article VI (other than conditions that by their nature are only to be satisfied as of the Closing and the conditions set forth in Sections 6.1(b), 6.1(c), 6.1(d) and 6.3(c)) have been satisfied or waived in writing, then neither party shall be permitted to terminate this Agreement pursuant to this Section 7.1(b) until November 20, 2008 (the "Extended End Date") and, provided, further, in any event, a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by the Initial End Date or the Extended End Date, as the case may be, is principally caused by the breach by such party of this Agreement;

          (c)   by either Parent or the Company, by written notice to the other, if a Governmental Entity shall have issued a Judgment or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Judgment is final and nonappealable;

          (d)   by either Parent or the Company, by written notice to the other, if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting (including any adjournment thereof) at which a vote thereon was taken;

          (e)   by the Company, by written notice to Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 7.1(e) for 60 calendar days after delivery of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if such breach by Parent is cured during such 60 calendar day period);

          (f)    by Parent, by written notice to the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the condition set forth in Section 6.3(a) or 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 7.1(f) for 60 calendar days after delivery of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if such breach by the Company is cured during such 60 calendar day period);

          (g)   by Parent, by written notice to the Company, if a Triggering Event shall have occurred;

          (h)   by the Company, by written notice to Parent, upon a Change of Recommendation in response to a Superior Offer effected by the Company Board in compliance with Section 5.3(d) and concurrently with payment to Parent by the Company of all amounts due pursuant to Section 7.3(b) of this Agreement in accordance with the terms specified therein; provided, however, that immediately following such termination, the Company accepts and enters into a definitive written agreement delivered to the Company and executed on behalf of the Person making such Superior Offer reflecting such Superior Offer; or

          (i)    by Parent, by written notice to the Company, if the Company shall have breached in any material respect (or be deemed, pursuant to the terms thereof, to have breached in any material respects) the provisions of Sections 5.3(a).

        For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall have effected a Change of Recommendation for any reason; (ii) the Company shall have failed to convene or hold the Company Shareholders Meeting in accordance with Section 5.2, (iii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iv) following any public disclosure of an Acquisition Proposal, the Company Board fails to reaffirm the Company Board Recommendation within 10 Business Days after Parent requests in writing that such recommendation be reaffirmed; (v) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (vi) the Company shall have executed and delivered any Contract accepting any Acquisition Proposal; or (vii) the Company Board shall have failed within 10 Business Days after the date that any tender or exchange offer relating to Company Common Stock is commenced by any third Person that shall have been published, sent or given, to have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirms the Company Board Recommendation.

        7.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Parent or the Company or their respective officers, directors, shareholders or Affiliates; provided, however, that (i) the provisions of Section 5.5(a) (Confidentiality), this Section 7.2 (Effect of Termination), Section 7.3 (Expenses and Termination Fees) and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from Liability in connection with any willful breach of any of such party's representations, warranties, covenants or agreements contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        7.3    Expenses and Termination Fees.

          (a)    General.    Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

          (b)    Company Payment.    In the event that this Agreement is terminated (i) pursuant to Section 7.1(g), (ii) pursuant to Section 7.1(h), or (iii) (A) pursuant to Section 7.1(d) or 7.1(i), (B) prior to such termination, an Acquisition Proposal with respect to the Company was publicly disclosed, and (C) within 12 months following the termination of this Agreement, either any Acquisition with respect to the Company is consummated or the Company enters into a Contract providing for any Acquisition, then, in any such case, the Company shall pay to Parent a fee equal to $7,936,884 (the "Termination Fee") in immediately available funds promptly but in no event later than: one Business Day after the date of such termination, if terminated pursuant to clause (i) above; concurrent with such termination if terminated pursuant to clause (ii) above; or the earlier of the date of the Company's entry into such Contract providing for an Acquisition or the consummation of such Acquisition, if terminated pursuant to clause (iii) above.

          (c)   In the event that either of Parent or the Company terminates this Agreement pursuant to Section 7.1(d), within two Business Days following such termination, the Company shall reimburse Parent for all of Parent's reasonable fees and out of pocket expenses not in excess of $2,000,000 in connection with the evaluation and pursuit of the transactions contemplated by this Agreement, by wire transfer of same day funds to an account designated by Parent. The amount of any fees and expenses reimbursed by the Company to Parent shall be credited against any subsequent payment by the Company to Parent of the Termination Fee pursuant to Section 7.3(b).

          (d)   The Company acknowledges that (i) the agreements contained in Sections 7.3(b) and 7.3(c) are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the reasonable fees and expenses described therein is reasonable and appropriate in all respects, and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the fees and expenses due pursuant to Sections 7.3(b) and/or 7.3(c), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in Sections 7.3(b) and/or 7.3(c), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in Sections 7.3(b) and/or 7.3(c) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made hereunder. Notwithstanding anything to the contrary set forth herein, the parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by Parent.

          (e)   For the purposes of this Agreement, an "Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 60% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereto, (ii) a sale or other disposition by the Company or its Subsidiaries of assets (in a transaction or series of transactions) representing in excess of 40% of the aggregate fair market value of the business of the Company and its Subsidiaries immediately prior to such sale, or (iii) the acquisition by any Person or Group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of Company Common Stock.

ARTICLE VIII

GENERAL PROVISIONS

        8.1    Amendment.    Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Shareholder Approval have been obtained; provided, after the Company Shareholder Approval have been obtained, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such shareholders without such further shareholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Sub and the Company.

        8.2    Extension; Waiver.    At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of or estoppel with respect to, such right.

        8.3    Non-Survival of Representations and Warranties.    If the Merger is consummated or this Agreement is terminated in accordance with Section 7.1, subject to the provisions of Section 7.2, the representations and warranties of the Company and Parent and Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Effective Time, and only such covenants and agreements of Parent and the Company in this Agreement and the other agreements, certificates and documents contemplated hereby that by their terms survive the Effective Time shall survive the Effective Time.

        8.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

  (i)
  if to Parent or Sub, to:

    Synopsys, Inc.
    700 East Middlefield Road
    Mountain View, CA 94043
    Attention:  General Counsel
    Facsimile No.: (650) 584-1184
    Telephone No.: (650) 584-5000

    with a copy (which shall not constitute notice) to:

    Fenwick & West LLP
    801 California Street
    Mountain View, CA 94041
    Attention:  Mark A. Leahy
                        Kris. S. Withrow
    Facsimile No.: (650) 938-5200
    Telephone No.: (650) 988-8500

  (ii)
  if to the Company, to:

    Synplicity, Inc.
    600 W. California Ave.
    Sunnyvale, CA 94086
    Attention:  Chief Executive Officer
    Facsimile No.: (408) 222-0268
    Telephone No.: (408) 215-6000

    with a copy (which shall not constitute notice) to:

    Wilson Sonsini Goodrich & Rosati P.C.
    650 Page Mill Road
    Palo Alto, CA 94304
    Attention:  Robert P. Latta
                        Martin W. Korman
                        Julia Reigel
                        Christopher A. Rose
    Facsimile No.: (650) 493-6811
    Telephone No.: (650) 493-9300

        8.5    Interpretation.

          (a)   When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. When a reference is made to a Schedule, such reference shall be to a Schedule to the Company Disclosure Letter. Where a reference is made to a Legal Requirement, such reference is to such Legal Requirement as amended. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (b)   The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms "hereof," "herein," "hereunder" and derivative or similar words refer to this entire Agreement.

          (c)   The one percent (1.00%) threshold established by the parties with respect to the Company's capitalization in Section 6.3(a) hereof shall not, in and of itself, constitute an economic benchmark for determining whether any Effect shall be deemed to be material in relation to the Company and its business or shall be deemed to constitute a Material Adverse Effect on the Company.

        8.6    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

        8.7    Entire Agreement; Parties in Interest.    This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder, except for: (A) the rights of former holders of Company Common Stock to receive payments for their respective Certificates in accordance with the General Corporation Law of the State of California, (B) the rights of holders of Company Options and Company RSUs, after the Effective Time pursuant to Article I; and (C) as otherwise expressly set forth in Section 5.13.

        8.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly-owned subsidiary of Parent without the prior consent of the Company; provided, however, that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

        8.9    Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.10    Remedies Cumulative; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, without any requirement to post a bond or other security, and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.11    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law; provided, however, that issues involving the fiduciary duties of the Company Board and consummation and effect of the Merger shall be governed by the laws of the State of California. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the Federal district court of the United States of America located within the City of Wilmington in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Proceeding shall be heard and determined in such a Court of Chancery in the State of Delaware or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8.4 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular Proceeding, venue shall lie solely in the City of Wilmington, Delaware.

        8.12    Rules of Construction.    The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

        8.13    No Joint Venture.    Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.13.

        8.14    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

SYNOPSYS, INC.
By:	/s/ BRIAN CABRERA Name: Brian Cabrera Title: Vice President and General Counsel
ST. ANDREWS ACQUISITION CORP.
By:	/s/ ERIKA VARGA Name: Erika Varga Title: President and Chief Executive Officer
SYNPLICITY, INC.
By:	/s/ GARY MEYERS Name: Gary Meyers Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Form of Voting Agreement and Irrevocable Proxy

EXHIBIT B

Form of Agreement of Merger

SCHEDULE 6.3(e)

List of Individuals to Sign Employment-Related Agreements

Gary Meyers
Ken McElvain

SCHEDULE 6.3(f)

List of Individuals to Sign Non-Competition Agreements

Gary Meyers
Ken McElvain

QuickLinks

  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER